EXHIBIT 4.5

CLAYTON UTZ

EXECUTION VERSION

Mayne Group Limited ACN 004 073 410
Vendor

Linfox Swanston Street Pty Limited ACN 099 701 872
Purchaser

Linfox Proprietary Limited ACN 004 667 298
Purchaser’s Guarantor

Asset Sale Agreement – Armaguard

CLAYTON UTZ
Lawyers
Levels 23-35 No 1 O’Connell Street Sydney NSW 2000 Australia
PO Box H3 Australia Square Sydney NSW 1215 DX 370 Sydney
Tel + 61 2 9353 4000 Fax + 61 2 9251 7832
Contact: Rod Halstead / Karen Evans-Cullen

Sydney • Melbourne • Brisbane • Perth • Canberra • Darwin

Liability limited by the Solicitors’ Limitation of Liability Scheme approved under the Professional Standards Act 1994 (NSW)

Table of contents

1.	Definitions and interpretation		1

	1.1	Definitions	1

	1.2	Interpretation	15

	1.3	Governing law	16

	1.4	Enforcement on behalf of Vendor Group	16

	1.5	Procurement by Vendor	17

	1.6	Indemnity by Vendor	17

2.	Condition precedent		17

	2.1	Condition	17

	2.2	Waiver	17

	2.3	Conduct of the parties	17

	2.4	Failure of Condition	17

	2.5	Effect of termination	18

	2.6	Reasonable endeavours	18

	2.7	No guarantees	18

3.	Sale of Assets		18

	3.1	Sale of Assets	18

	3.2	Interdependence Condition	18

	3.3	Provisions relating to the Interdependence Condition	19

	3.4	Election	19

4.	Purchase Price and payments		19

	4.1	Purchase Price	19

	4.2	Adjustment of Pre-Adjustment Purchase Price	19

	4.3	Final Payment Date	19

	4.4	Apportionment of Purchase Price	20

	4.5	Apportionment of Adjustment Amount	20

	4.6	Provision of Sale Figures	20

5.	Completion		21

	5.1	Completion: place and date	21

	5.2	Vendor's obligations on Completion	21

	5.3	Purchaser's obligations on Completion	23

	5.4	Delivery	24

	5.5	Motor Vehicles	24

	5.6	Title	24

	5.7	Risk	24

	5.8	Interdependence	24

	5.9	Further assurance	24

	5.10	Storage of Disclosure Material	24

6.	Completion Accounts, Workers' Compensation and Cash		25

	6.1	Stocktake	25

	6.2	Preparation of draft Completion Accounts	25

	6.3	Audit of draft Completion Accounts	25

	6.4	Property Condition Review	26

	6.5	Review of audit report and certificate	26

	6.6	Disputes	27

	6.7	Workers' Compensation Liability Amount	27

	6.8	Limitation on Disputes	28

	6.9	Pre-Completion Cash Position	28

	6.10	Services of David Scott or other Employee	29

i

7.	Assignment of Business Contracts		30

	7.1	Novation or assignment on Completion	30

	7.2	Novations or assignments after Completion	30

	7.3	Obligations pending or if no novation or assignment	31

	7.4	Indemnities for Business Contracts	31

	7.5	Westpac leasing arrangements	32

	7.6	Custody Contracts and Cash Collection Contracts	32

	7.7	Arrangements in relation to subcontracting	34

	7.8	Bailment Contracts	34

8.	Assignment of Leases		34

	8.1	Novation or assignment on Completion	34

	8.2	Novations or assignments after Completion	35

	8.3	Obligations pending or if no novation or assignment	35

	8.4	Indemnities	36

9.	Release of Vendor's Guarantees		36

	9.1	Release	36

	9.2	Failure to obtain releases	36

10.	Shared arrangements		37

	10.1	Shared Contracts	37

	10.2	Express Shared Contracts	37

	10.3	Transitional Access	38

11.	Employees and Independent Contractors		38

	11.1	Offer of employment or engagement	38

	11.2	Payments to Transferring Employees and Transferring

		Independent Contractors	38

	11.3	Recognition of prior service	39

	11.4	Indemnity for Employees and Independent Contractors	39

	11.5	Work-related claims	39

12.	Superannuation		42

13.	Trade Debts		42

	13.1	Collection of the Trade Debts	42

	13.2	Debt Collection Parameters	43

	13.3	Written account and payment	44

	13.4	Vendors’ responsibility	44

14.	Vendor's Obligations		44

	14.1	Conduct of Business	44

	14.2	Representation	44

	14.3	Access to Business, Assets and Management	45

	14.4	Restricted actions	45

	14.5	Access to Excluded Business Records	46

	14.6	Websites	46

15.	Purchaser's Obligations		46

	15.1	Supply of references	46

	15.2	Fixed Assets	46

	15.3	Access	47

	15.4	Trade Mark Licence	47

	15.5	Cessation of use of Reserved Name	49

	15.6	Infringement	49

	15.7	Indemnity	50

	15.8	Assistance with litigation	50

16.	Liabilities		51

17.	Warranties and indemnities		51

	17.1	Vendor's Warranties and acknowledgment	51

	17.2	Exceptions for disclosures and public records	51

	17.3	Sole Remedy	51

	17.4	Purchaser's warranties	51

18.	Limitation of liability		52

	18.1	No reliance on and no liability for matters outside this Agreement	52

	18.2	Limitations of liability	52

	18.3	Maximum liability for claims	54

	18.4	Reimbursement for amounts recovered	54

	18.5	Notice and Access	54

	18.6	Third party claims	55

	18.7	Vendor to assist Purchaser	55

	18.8	Adjustment to Purchase Price	56

19.	Guarantees and indemnities		56

	19.1	Guarantee of Purchaser's obligations	56

	19.2	Purchaser's Obligations	56

	19.3	Default	56

	19.4	Indemnity	56

	19.5	Terms of Guarantee and Indemnity	56

20.	Restraint		57

	20.1	Undertaking	57

	20.2	Interpretation	57

	20.3	Severability	58

	20.4	Acknowledgment by the Vendor	58

	20.5	Further undertakings by the Vendor	58

	20.6	Exceptions	59

21.	GST		59

	21.1	Interpretation	59

	21.2	Reimbursements and similar payments	60

	21.3	GST payable	60

	21.4	Variation	60

	21.5	No merger	60

22.	General		60

	22.1	Further acts	60

	22.2	Notices	61

	22.3	Expenses	62

	22.4	Stamp duties	62

	22.5	Jurisdiction	62

	22.6	Amendments	62

	22.7	Assignment	62

	22.8	Waiver	62

	22.9	Consents	63

	22.10	Counterparts	63

	22.11	Indemnities	63

	22.12	Entire agreement	63

	22.13	Confidentiality and public announcements	63

22.14	Privacy	64

22.15	Survival of certain provisions; no merger	65

Schedule 8 Premises		69

Schedule 9 Warranties		72

Schedule 10 Purchaser and Purchaser Guarantor's Warranties		79

Agreement dated

Parties	Mayne Group Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne 3004, Victoria, Australia (“Vendor”)

Linfox Swanston Street Pty Limited ACN 099 701 872 of 1508 Centre Road, Clayton, Victoria (“Purchaser”)

Linfox Proprietary Limited ACN 004 667 298 of 1508 Centre Road, Clayton, Victoria (“Purchaser’s Guarantor”)

Recitals

A.	The Vendor Group carries on the Business and owns the Business and the Assets.

B.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Assets upon the terms and conditions of this Agreement.:

C.	The Purchaser’s Guarantor has agreed to guarantee the obligations of the Purchaser.

The parties agree

1.	Definitions and interpretation

1.1	Definitions

In this document:

“Accruals” means the amount equal to the total of:

(a)
all payments and all deposits or other prepayments received, receivable or the subject of any setting off or equivalent by any Vendor Group Member exclusively for goods or services to be sold or supplied by the Business after Completion under any of the Business Contracts;

(b)
all the debts and other money which at or after Completion are or become owing by the Vendor or relevant Vendor Group Member in relation to OneLink and AFC and goods or services sold or provided to the Vendor or relevant Vendor Group Member in respect of the Business up to that time; and

(c)
all outgoings of a recurring or periodical nature exclusively in respect of or exclusively relating to the Business including payroll-related taxes, sales tax, rates, land tax, hiring charges and rents to the extent to which such relate to the period prior to Completion but in respect of which payment has not been made by relevant Vendor Group Member prior to Completion,

(except to the extent that such relate to Excluded Assets or have been taken into account in calculating the Employee Entitlement Amount or the Lease Liability).

“Accruals Liability” means all obligations in respect of or in connection with the Accruals which, but for this Agreement, the Vendor or relevant Vendor Group Member would be obliged or liable to pay, carry out, perform, observe or complete after Completion.

“Actuarial Report “ has the meaning given in clause 6.7.

“Actuarial Reporting Principles” means the actuarial valuation methods and assumptions to be applied for the purpose of preparing the Actuarial Report, being, unless the Vendor and the Purchaser otherwise agree in writing, the Institute of Actuaries Australia Professional Standard PS 300, as qualified in the manner set out in Schedule 15.

“Adjustment Amount” has the meaning given to it in clause 4.2.

“AFC” means AFC Equipment Company Pty Ltd ACN 061 825 429.

“AFC Shares” means the shares in AFC legally and beneficially owned by the Vendor.

“Agreement” means this document including its Schedules and Annexures.

“Annual Leave Amount” means the aggregate of the annual leave entitlements (including leave loading if applicable) of the Employees as at Completion calculated in accordance with the Completion Accounting Principles.

“Assets” means individually and collectively:

(a)	the Goodwill;

(b)	the Fixed Assets;

(c)	the Motor Vehicles;

(d)	the Stock;

(e)	the Prepayments;

(f)	the Intellectual Property Rights;

(g)	the right to be registered as proprietor of the Business Names;

(h)	the Business Records;

(i)	the Vendor’s right, title and interest in the Business Contracts;

(j)	the Vendor’s right, title and interest in the Leases; and

(k)	unless the Purchaser elects under clause 3.4, and subject to the exercise of any pre-emptive rights, the OneLink Shares and the AFC Shares,

and all other assets owned by the Vendor Group which are used exclusively in the conduct of the Business but excludes the Excluded Assets.

“Assume” in relation to the Purchaser in relation to the Assumed Liabilities means the Purchaser must assume, pay, carry out, perform, observe, complete and comply with each and every obligation and Liability constituting the Assumed Liabilities as if each and every one of those obligations and Liabilities were (to the extent not already performed) the obligation and Liability of the Purchaser.

“Assumed Liabilities” means:

(a)	the Accruals Liability;

(b)	the Business Contracts Liability;

(c)	the Lease Liability;

(d)	the Employee Liability; and

(e)	the Independent Contractor Liability,

but excludes the Excluded Liabilities.

“ATM” means any automatic telling machine serviced by the Business as at Completion.

“Bailment Cash” means cash held physically in any ATM owned by any third party by the Vendor as at the start of business on the Completion Date as bailee for any person under the terms of any Bailment Agreement.

“Bailment Contract” means the agreements listed in Part F of Schedule 5.

“Bank Pool Cash” means cash amounts belonging to customers of the Business which are in the physical custody of the Vendor in the course of carrying on the Business and are held by the Vendor as custodian for those customers in areas separated physically from those areas in which Customer Cash is held.

“Business” means the business of the provision of armoured car transport, non-armoured car transport, cash processing, servicing of automatic teller machines and other ancillary cash logistic services to the public and private sector carried on by the Vendor Group in Australia.

“Business Contracts” means all agreements, leases, licences, contracts, arrangements (including hiring arrangements), understandings or orders entered into, made or accepted by or on behalf of a Vendor Group Member and relating exclusively to the Business or the Assets which are, in whole or in part, executory as at Completion including:

(a)	all contracts listed in Parts A and B of Schedule 5; and

(b)
unless the Purchaser elects under clause 3.4 not to acquire the OneLink Shares and the AFC Shares, and subject to the exercise of any pre-emptive rights, any right, title or interest of the Vendor or any other Vendor Group Member arising pursuant to the Vendor’s shareholding in OneLink or AFC (and any other contractual or other arrangements involving the Vendor or any other Vendor Group Member in relation to OneLink or AFC), but excluding:

(c)	the Leases;

(d)
any agreements, leases, licences, contracts, arrangements (including hiring arrangements), understandings or orders entered into, made or accepted by or on behalf of a Vendor Group Member to the extent they relate to the Excluded Assets or a business other than the Business;

(e)
any agreements, leases, licences, contracts, arrangements (including hiring arrangements), understandings or orders entered into, made or accepted by or on behalf of a Vendor Group Member to the extent they relate to borrowings or other financial accommodation made available to the Vendor (other than any leases and hiring agreements under which the Vendor or a Vendor Group Member is a party and which are in whole or in part executory as at Completion, including the WEF Leases and the Bailment Contracts referred to in Part A of Schedule 5);

(f)	any contracts or policies of insurance to which a Vendor Group Member is a party or which have issued in favour of a Vendor Group Member;

(g)	any foreign currency purchase, sale, hedge, swap or like agreement or arrangement;

(h)	any agreements with another Vendor Group Member;

(i)	the Shared Contracts;

(j)	the Head Office Contracts;

(k)	the Bailment Contracts;

(l)	the Cash Collection Contracts; and

(m)	the Custody Contracts.

“Business Contracts Liability” means all obligations which arise after Completion under the Business Contracts, the Bailment Contracts, the Cash Collection Contracts and the Custody Contracts and which, but for this Agreement, a Vendor Group Member would be obliged or liable to pay, carry out, perform, observe or complete after Completion.

“Business Day” means a day, not being a Saturday, Sunday or public holiday, on which banks are generally open for business in the State.

“Business Names” means the business names registered to a Vendor Group Member and exclusively used in respect of the Business, including those identified in Schedule 6.

“Business Records” means all current operational records of any Vendor Group Member exclusively relating to the Assets or the Business, including:

(a)	records of trade debts;

(b)	all marketing and customer files and customer lists and selling price lists;

(c)	service, promotional, descriptive, sales, trade and application literature and other advertising material and catalogues;

(d)	supplier lists;

(e)	stock records, manufacturing, engineering and purchasing data sheets and bills of material;

(f)	wages and other employment benefit and payroll and personnel records of the Transferring Employees and Transferring Independent Contractors;

(g)
all computer software, to the extent the same is transferable under the relevant licence (if any) (including the media on which the same is stored) and computer records including source code, object code, programmers notes and technical, functional and performance-related documents; and

(h)	all records of the Business Contracts and the Leases.

“Cash Collection Contracts” means any agreement (other than a Custody Contract) to which the Vendor is party under which the Vendor holds cash on behalf of any person, including the agreements listed in Part G of Schedule 5.

“Cash Count Date” means the Sunday which is immediately before the Completion Date.

“Claims or Actions” means any claims, demands or causes of action (whether based in contract, tort or statute, or otherwise arising):

(a)	in respect of this Agreement or any part of it (including the Warranties and any indemnity given by the Vendor under this Agreement);

(b)	relating to the Business, the Assets or the Premises or their sale under this Agreement.

(c)	relating to any aspect of the affairs of any Group Member or any other person referred to in the context of this Agreement.

“Competition Act Approval” means that the waiting period under section 123 of the Competition Act (Canada) (the “Competition Act”) has expired, and the Commissioner of Competition under the Competition Act (the “Commissioner”) has advised in writing that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by the Loomis Agreement and that any terms and conditions attached to any such advice shall be acceptable to the vendor and the purchaser under the Loomis Agreement, acting reasonably.

“Completion” means completion of this Agreement and the sale and purchase of the Business and the Assets in accordance with the terms of this Agreement.

“Completion Accounting Principles” means the accounting principles to be used for the purpose of preparing the Completion Accounts, being, unless the Vendor and the Purchaser otherwise agree:

(a)	the accounting standards from time to time approved under the Corporations Act;

(b)	the requirements of the Corporations Act in relation to the preparation and content of the accounts; and

(d)
if and to the extent that any matter is not covered by the accounting standards or requirements referred to in paragraphs (a) or (b), other relevant accounting standards, mandatory professional requirements (including consensus views of the Urgent Issues Group) and generally accepted accounting principles applied from time to time in Australia for a business similar to the Business, unless inconsistent with the standards or requirements referred to in paragraph (a) or (b), applied on a consistent basis with the Last Accounts, as qualified in the manner expressly specified in Schedule 3.

“Completion Accounts” means the statement of aggregated net assets of the Vendor and members of the Vendor Group which relate exclusively to the Business as at the Completion Date, prepared pursuant to clause 6, in accordance with the Completion Accounting Principles and in the form of the Last Accounts and otherwise to be prepared in accordance with clause 6 (including in respect of the audit process to be undertaken by KPMG).

“Completion Date” means the date on which Completion occurs.

“Condition” means the condition precedent set out in clause 2.1.

“Contamination” means the presence on, in, or under land (including surface water, ground water and other waters) of a substance at a concentration above the concentration at which the substance is normally present on, in or under (as the case may be) other land in the same locality and gives rise to a risk of harm to human health or the Environment.

“Continuing WEF Obligations” means the obligations of the Vendor under, or in respect of:

(a)	the four master lease agreements each dated 3 July 1998 between the Vendor and WEF in relation to the lease of equipment located in:

(i)	New South Wales, Victoria, Tasmania and/or the Northern Territory;

(ii)	Queensland;

(iii)	South Australia; and

(iv)	Western Australia,

(each as amended by an amending deed dated 7 July 1999 and an amending agreement dated 13 September 2001);

(b)	the master lease agreement dated 7 June 1999 between Mayne Logistics and WEF (as amended by an amending agreement dated 13 September 2001);

(c)	the share acquisition agreement dated 12 September 2001 between the Vendor, Teuton Pty Ltd, WEF, Sixty Martin Place (Holdings) Pty Ltd and Westpac Banking Corporation; and

(d)
the shareholders’ agreement dated 3 July 1998 between the Vendor, WEF, Sixty Martin Place (Holdings) Pty Ltd and Westpac Banking Corporation (as amended by a supplemental deed dated 7 June 1999 and the share acquisition agreement dated 12 September 2001 referred to in (c) above).

“Contract Logistics Agreement” means the agreement dated on or about the date of this Agreement between the Vendor, Faulding Healthcare Pty Limited ACN 000 875 034, and the Purchaser’s Guarantor for the sale of the contract logistics business conducted by the Vendor Group.

“Contract Logistics Business” means the business of integrated contract distribution, warehousing, inventory control, fulfilment and fleet management carried on by the Vendor Group (other than its health-related logistics business) in Australia, Malaysia, Indonesia, Thailand and/or China but excludes the fashion and technical services logistics businesses carried on by the Vendor Group in Australia.

“Contract Logistics Claims or Actions” means Claims or Actions as defined in the Contract Logistics Agreement.

“Corporations Act” means the Corporations Act 2001 (Commonwealth).

“Customer Cash” means cash amounts belonging to customers of the Business which are in the physical custody of the Vendor in the course of carrying on the Business and are held by the Vendor on behalf of those customers

“Customer Bank Funds” means cash amounts belonging to customers of the Business which are held in bank accounts operated by the Vendor in the course of carrying on the Business and are held by the Vendor on behalf of those customers.

“Custody Contracts” means any agreement to which the Vendor is party under which the Vendor holds cash as custodian for any person, including the agreements listed in Part G of Schedule 5.

“Data Room Index” means the index of written material disclosed by the Vendor or its advisors to the Purchaser which is annexed to this Agreement as Annexure B and initialled for the purposes of identification by an Officer of the Vendor and an Officer of the Purchaser.

“Disclosure Letter” means the disclosure letter provided by the Vendor to the Purchaser which is annexed to this Agreement as Annexure C and initialled for the purposes of identification by an Officer of the Vendor and an Officer of the Purchaser.

“Disclosure Material” means:

(a)	the written material disclosed by the Vendor or its advisors to the Purchaser at any time up to 6pm on Friday, 25 October 2002 and referred to in the Data Room Index;

(b)	written responses to requests for information made as part of the due diligence process undertaken by the Purchaser provided to the Purchaser or its advisors prior to the execution of this Agreement;

(c)	the Disclosure Letter; and

(d)	all information contained in this Agreement.

“Effective Time” means opening of business on the Completion Date.

“Employee Entitlements Amount” means 70% of:

(a)	the Annual Leave Amount;

(b)	the Rostered Days Off Leave Amount;

(c)	the Sick Leave Amount; and

(d)	the Long Service Leave Amount.

“Employee Entitlements Balance Amount” means $11,134,281 less the Employee Entitlements Amount, which amount may be positive or negative.

“Employees” means those persons employed by a Vendor Group Member exclusively in the Business as at the date of this Agreement being those persons specified in Part A of Schedule 14 together with those persons specified in Part B of Schedule 14 and any other persons who are employed by any Vendor Group Member exclusively in the Business in the period between the date of this Agreement and Completion. The term “Employees” does not include any such person whose employment terminates prior to or who resigns prior to Completion.

“Employee Liability” means the Purchaser’s obligations to Employees set out in clause 11.4.

“Encumbrance” means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person.

“Environment” means the physical factors of the surroundings of human beings including land, waters, atmosphere, climate, sound, odours, tastes, the biological factors of animals and plants and the social factor of aesthetics.

“Environmental Law” means any Law relating to the Environment including Law relating to:

(a)	the discharge or emission of substances (whether solid, liquid or gaseous) to air, water or land;

(b)	pollution or contamination of air, water or land;

(c)	the production, use, handling, storage, disposal or transport of waste, hazardous substances or dangerous goods;

(d)	the presence of asbestos;

(e)	threatened or endangered flora or fauna;

or any other aspect of protection of the Environment or the enforcement or administration of any such Law.

“Environmental Permit” means any permit, licence, authority, approval, consent or authorisation required by Environmental Law.

“Excluded Assets” means:

(a)	cash including Bailment Cash, Bank Pool Cash and Vault Cash and cash on hand and funds held with any bank or financial institution;

(b)	the Trade Debts and other debtors of the Vendor as at the Completion Date;

(c)	the Freehold Premises;

(d)	any amounts owing to any Vendor Group Member in respect of the sale of any properties;

(e)	the Excluded Business Records; and

(f)	any rights or assets of any Vendor Group Member which are not used exclusively in the Business; and

(g)	any assets of any Vendor Group Member which are used or required to provide services which are the subject of the Shared Services Agreement.

“Excluded Business Records” means those of the Business Records as the Vendor is required by law to retain and debtor records including records relating to Trade Debts.

“Excluded Liabilities” means any Liabilities of a Vendor Group Member arising solely from or in relation to the Excluded Assets or any of them.

“Expert” means an auditor with relevant industry expertise agreed in writing by the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent expert to resolve the difference of opinion or dispute within 5 Business Days of either the Vendor or the Purchaser giving notice that it requires that the difference of opinion or dispute be resolved by an independent expert, the independent expert will be appointed by the President for the time being of the Institute of Chartered Accountants in Australia or his or her nominee.

“Express Agreement” means the agreement dated on or about the date of this Agreement between the Vendor, Mayne Logistics, Toll Transport Pty Limited and Toll Holdings Limited for the sale of the time-sensitive logistics business conducted by the Vendor Group in Australia.

“Express Shared Contracts” means the contracts specified in Part E of Schedule 5.

“Final Payment Date” means the date which is 5 Business Days after the date upon which the Adjustment Amount is finally agreed or determined pursuant to clause 6, or such other date as the parties may agree upon.

“Fixed Assets” means those items of computer hardware (including desktop computers, laptop computers and servers) and other information technology-related fixed assets, capital work in progress, plant and equipment, machinery, tools, firearms, gauges and other measuring devices, dyes, jigs, benches, office furniture, office machines, office equipment, appliances, fittings and spare parts and maintenance materials in relation to any of the foregoing owned by the Vendor and exclusively used in or relating exclusively to the Business as at Completion.

“Freehold Premises” means the real property owned a Vendor Group Member and used in the Business as listed in Part C of Schedule 8.

“Goodwill” means the goodwill of the Vendor in and attaching to the Business.

“Governmental Authority” means any governmental, semi-governmental, administrative, judicial or quasi-judicial body or tribunal, department, public authority, agency or statutory authority or person vested with functions in respect of any Environmental Law.

“GST” has the meaning given to it in the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Commonwealth) as amended and any related imposition legislation.

“Head Office Contracts” means all agreements and arrangements, excluding Shared Contracts, of a corporate head office nature to which a Vendor Group Member is a party which are entered into on a group wide basis and which do not relate exclusively to the Business, including agreements and arrangements concerning the provision of fuel cards to Employees, corporate credit cards to Employees and arrangements for corporate travel.

“Independent Actuary” means an actuary with relevant industry expertise agreed in writing between the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent actuary to resolve the difference of opinion or dispute within 5 Business Days of either the Vendor or the Purchaser giving notice that it requires that the difference of opinion or dispute be resolved by an independent actuary, an independent actuary appointed by the then President of the Institute of Actuaries Australia or his or her nominee.

“Independent Contractors” means those persons or companies engaged by a Vendor Group Member exclusively in the Business as at the date of this Agreement together with any other persons or companies who are engaged by a Vendor Group Member exclusively in the Business in the period between the date of this Agreement and Completion. The term “Independent Contractors” does not include any such person or company whose engagement terminates prior to Completion.

“Independent Contractor Liability” means the Purchaser’s obligations to Independent Contractors set out in clause 11.4.

“Independent Property Consultant” means a property consultant with relevant industry expertise agreed in writing between the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent property consultant to prepare the condition reports required under clause 6.2, an independent property consultant appointed by the then President of the Real Estate Institute of Victoria or his or her nominee.

“Intellectual Property Rights” means all intellectual property and know-how which are owned or used by a Vendor Group Member (other than any such intellectual property which is an Excluded Asset) and which are exclusively owned, used in or relate exclusively to the Business, including the intellectual property rights described in Part A of Schedule 7, but excluding the Trade Marks.

“Interdependent Agreements” means the following agreements to sell and purchase by the Vendor to the Purchaser or other person:

(a)	Contract Logistics Agreement;

(b)	Express Agreement; and

(c)	Loomis Agreement.

“Interdependence Condition” means the condition referred to in clause 3.2.

“Interest Rate” means the rate (expressed as a percentage yield per annum to maturity) being the arithmetic average (rounded up to the nearest 2 decimal places) of the buying rates published at or about 10.10 a.m. on the first day on which interest accrues on the relevant amount under this Agreement on the Reuters Screen under the heading “BBSY” for bills with a tenor of 90 days.

“Investment Canada Approval” means approval or deemed approval of the transaction contemplated by the Loomis Agreement pursuant to the Investment Canada Act (Canada) by the applicable Minister and that any terms and conditions attached to or undertakings required in connection with such approval shall be acceptable to the purchaser and the vendor under the Loomis Agreement, acting reasonably.

“Land Sale Agreements” means the agreements in the form set out in Annexure B to be exchanged at Completion for the sale of the Freehold Premises by the Vendor or Vendor Group Member to the Purchaser or its nominee.

“Last Accounts” means the statement of aggregated net assets of the Vendor Group which relate exclusively to the Business as at the Last Accounts Balance Date which have been prepared in accordance with the Completion Accounting Principles in the manner set out in Schedule 13.

“Last Accounts Balance Date” means 30 June 2002.

“Law” includes all statutes, regulations, by-laws, ordinances and other delegated legislation and any rule of common law, contract, tort or equity from time to time.

“Lease Liability” means the rental, leasing fees, hire charges, fees, service fees, charges, payments, costs, expenses or other outgoings under or in relation to, or otherwise attributable to, the Leases, liability for which has been incurred by a Vendor Group Member in relation to benefits obtained in a period prior to Completion but which was not due for payment and has not been paid by a Vendor Group Member prior to Completion.

“Leasehold Premises” means the properties leased by a Vendor Group Member at which the Business is conducted specified in Part A and Part B of Schedule 8.

“Leases” means the leases or agreements for lease specified in Part A and Part B of Schedule 8 relating to the Leasehold Premises.

“Liability” means:

(a)
any debt or other monetary liability or penalty, fine or payment or any damage, loss, cost, charge or expense on any account and in any capacity, irrespective of whether the debt, liability, penalty, fine, payment, damage, loss, cost, charge or expense is:

(i)	present or future, matured or unmatured;

(ii)	actual, prospective or contingent;

(iii)	a contractual, tortious, legal, equitable or statutory obligation;

(iv)	ascertained or unascertained at any time;

(v)	owed, incurred or imposed by or on account of any person alone or severally or jointly with another person;

(vi)	owed, incurred or imposed to or for the account of any person alone or severally or jointly with another person;

(vii)	owed, incurred or imposed as a principal obligation or by way of surety or indemnity;

(viii)	owed, incurred or imposed as interest, fees, charges, taxes, duties or other imposts;

(ix)	owed, incurred or imposed as compensation or damages, whether for breach of contact or tort or on any other basis, or as losses, costs or expenses or on any other account; or

(x)	any combination of any of the foregoing paragraphs; or

(b)	any contractual, tortious, statutory, legal equitable or other obligation or liability to do or perform any act or to refrain from doing or performing any act.

“Long Service Leave Amount” means the aggregate of the respective long service leave amounts calculated as at Completion in respect of each Employee calculated in accordance with the Completion Accounting Principles.

“Loomis Agreement” means the agreement to be dated on or about the date of this Agreement between the Vendor, DHL International Express Limited and DHL Worldwide Express Limited for the sale of all of the shares in Mayne Group Canada Inc.

“Material Customer Contract” means any contract with customers of the Business where the annual revenue in respect of that contract is at least $1,000,000.

“Mayne Logistics” means Mayne Logistics Pty Limited ACN 085 886 862.

“Motor Vehicles” means the registered motor vehicles owned by any Vendor Group Member and used exclusively in the Business as at Completion.

“Net Assets at Completion” means the net assets of the Vendor Group Members relating to the Business (excluding any amounts relating to the Freehold Premises and leasehold improvements, Trade Debts and Employee entitlements) as stated in the Completion Accounts.

“Net Assets at the Last Accounts Balance Date” means $56,386,521, being the net assets of the Vendor and Vendor Group Members relating to the Business (excluding any amounts relating to the Freehold Premises and leasehold improvements, Trade Debts and Employee entitlements) as stated in the Last Accounts.

“Officer” means, in relation to a corporation, an officer within the meaning of section 9 of the Corporations Act.

“OneLink” means OneLink Holdings Pty Ltd, ACN 061 438 382.

“OneLink Shares” means the shares in OneLink legally and beneficially owned by the Vendor.

“Outstanding Workers’ Compensation Claims Liabilities” means all current, non-current, and contingent liabilities of each Vendor Group Member in respect of the Transferring Employees and Transferring Independent Contractors, being liabilities:

(a)	in respect of injuries or deaths incurred or suffered prior to Completion; and

(b)
which entitle any such person to compensation in the nature of workers’ compensation whether under any statute relating to workers’ compensation, at common law or otherwise and whether or not a claim for compensation has been made; and

(c)	to the extent to which they are in addition to any amounts for which any Group Member is entitled to indemnity under any insurance policy.

“Personal Information” has the same meaning as in the Privacy Act.

“Pollution” means the discharge, release or emission of any substance (whether solid, liquid or gaseous) from any Premises other than in accordance with an Environmental Permit or Environmental Law.

“Pre-Adjustment Purchase Price” means $82,511,852.

“Pre-Completion Workers’ Compensation Claims” means those workers’ compensation claims which are indemnified by the Purchaser pursuant to clause 11.5(a) of this Agreement and which arise in respect of the employment of a Transferring Employee or engagement of a Transferring Independent Contractor by a Vendor Group Member before Completion.

“Premises” means:

(a)	the Leasehold Premises; and

(b)	the Freehold Premises.

“Prepayments” means the total of all payments and amounts expended and all deposits and other prepayments paid or made by any Vendor Group Member prior to Completion and in respect of any period after Completion in relation to:

(a)	rates, land tax, rental for the Leasehold Premises and other statutory charges of a recurring or periodic nature in relation to the Business; and

(b)	suppliers, service providers or any other entity in respect of the supply of products or services for the exclusive benefit of the Business.

“Privacy Act” means the Privacy Act 1988 (Cth) as amended;

“Privacy Laws” means:

(a)	the Privacy Act;

(b)	the National Privacy Principles contained in Schedule 3 to the Privacy Act or any approved privacy code that applies to any of the parties to this agreement; and

(c)	all other applicable laws which require a person to observe privacy or confidentiality obligations in respect of Personal Information.

“Public Registers” means:

(a)	the registers maintained by the Australian Securities and Investments Commission in respect of companies;

(b)	the registers maintained by the titles office in each state of Australia where the Business has a property interest;

(c)	searches of the following courts:

(i)
the Supreme Courts of Victoria, New South Wales, Australian Capital Territory, Queensland (Brisbane, Cairns, Rockhampton and Townsville), South Australia, Western Australia, Tasmania and Northern Territory;

(ii)	the County Court of Victoria;

(iii)	the District Courts of Sydney, Queensland (Brisbane, Cairns, Rockhampton and Townsville), South Australia and Western Australia; and

(iv)	the Federal Court of Australia; and

(d)	the following official databases of intellectual property rights:

(i)	the official trade mark records of the Trade Marks subdivision of IP Australia;

(ii)	the official patent records of the Patents subdivision of IP Australia;

(iii)	the official designs records of the Designs Office subdivision of IP Australia;

(iv)	the official on-line records of the Intellectual Property Office of New Zealand; and

(v)	the records available on-line of the following domain name registration authorities—internet names worldwide and www.checkdomain.com.

“Public Register Information” means all information which is available on the Public Registers as at the dates set out in Schedule 16.

“Purchase Price” means the Pre-Adjustment Purchase Price adjusted upwards or downwards as the case may be in accordance with clause 4.3.

“Purchaser Group” means the Purchaser and each of its Related Bodies Corporate.

“Related Body Corporate” has the meaning given in section 9 of the Corporations Act.

“Remediation” means the cleanup, removal, remediation, abatement, treatment, control, containment or encapsulation of Contamination or Pollution or the investigation, monitoring or management thereof.

“Representative” of a party includes an adviser, agent, director, employee, joint venturer officer, partner, or sub-contractor of that party.

“Reserved Name” means “Mayne” and any name containing the word “Mayne” and any name substantially similar to or capable of confusion with the word “Mayne”.

“Rostered Days Off Leave Amount” means the aggregate of the rostered days off leave entitlements (including leave loading if applicable) accrued but not taken by the Employees under any contract of employment or engagement, statute, award, certified agreement under the Workplace Relations Act or enterprise agreement under any state or territory legislation, Australian Workplace Agreement or other forms of agreement provided for under industrial legislation or regulation as at Completion calculated in accordance with the Completion Accounting Principles.

“Shared Contracts” means the agreements or arrangements which are listed in Part C of Schedule 5 that relate partly to the Business and partly to any business of the Vendor Group other than the Business.

“Shared Services Agreement” means the agreement to be entered into between the Vendor and the Purchaser at Completion in relation to the provision of transitional services by Vendor

Group Members to the Purchaser Group for a transitional period on and after Completion, in the form which is annexed to this Agreement as Annexure D and initialed for the purposes of identification by an Officer of the Vendor and an Officer of the Purchaser

“Sick Leave Amount” means the aggregate of the sick leave entitlements (including leave loading if applicable) of the Employees as at Completion who are employed under any contract of employment or engagement, statute, award, certified agreement under the Workplace Relations Act or enterprise agreement under any state or territory legislation, Australian Workplace Agreement or other forms of agreement provided for under industrial legislation or regulation to which the Vendor is bound in relation to the Business and under which sick leave vests.

“State” means the State of Victoria.

“Stock” means all the stock-in-trade exclusively relating to the Business held or owned by any Vendor Group Member at Completion, including all raw materials, factory supplies, components, work in progress, finished goods, packaging materials, spare parts, consumables, uniforms, stationery and goods in transit.

“Superannuation Commitment” means any legal liability (whether arising pursuant to an industrial award, employment agreement, the governing rules of a superannuation fund, legislation or otherwise) or voluntary commitment to make contributions to any superannuation fund, pension scheme or other arrangement which will provide directors or employees of the Vendor or any Vendor Group Member or their respective dependants with pensions, annuities, lump sum or any other payments upon retirement or earlier death or otherwise.

“Tax” means income tax (including capital gains tax), franking deficit tax, franking additional tax, pay-as-you-earn remittances, prescribed payments, withholding tax (including deductions pursuant to the royalty withholding obligation), fringe benefits tax, customs duty, sales tax, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, municipal rates and all other taxes, charges, imposts, duties and levies and any penalties, interest, fines or other costs relating thereto, whether levied or imposed by an authority in Australia or any jurisdiction outside Australia.

“Third Party Environmental Claims” means any action, claim, demand, suit, proceeding or litigation, whether at law, in equity or under statute by any person who is not a party to this Agreement against any Vendor Group Member in respect of any Contamination or Pollution arising out of operation of the Business or the occupation of any of the Premises.

“Trade Debt Amount” means $26,500,736.

“Trade Debt Balance Amount” means $26,500,736 less Trade Debts, which amount may be positive or negative.

“Trade Debtors” means all persons who owe a Trade Debt.

“Trade Debts” means all the debts and other money which at or after Completion are or become owing to any Vendor Group Member to the extent that they relate to goods or services sold or provided by any Vendor Group Member in respect of the Business up to that time.

“Trade Marks” means the Reserved Name and the trade marks set out in Part B of Schedule 7.

“Transferring Employees” means such of the Employees who accept the Purchaser’s offer of employment made under clause 11.1.

“Transferring Independent Contractors” means such of the Independent Contractors who accept the Purchaser’s offer of engagement made under clause 11.1(b).

“Unreconciled Amounts Statement” means the statement dated September 29, 2002 of total unreconciled overpayments and short payments of the Business attached as Annexure E.

“Vault Cash” means all cash amounts which are held in the physical custody of the Vendor in the course of carrying on the Business other than Bailment Cash and Bank Pool Cash.

“Vendor Group” means the Vendor and each of its Related Bodies Corporate and where the context allows “Vendor Group Member” means any 1 or more of them.

“Vendor’s Guarantees” means all securities, letters of credit, letters of comfort, guarantees and indemnities provided by or on behalf of the Vendor or a Vendor Group Member to support the operation of the Business (or any part of it) including those listed in Schedule 4 but excluding any guarantee relating to worker’s compensation.

“Vendor’s Representative” means David Scott or such other person as is notified to the Purchaser in writing.

“Warranties” means the warranties given by the Vendor as set out in Schedule 9.

“WEF” means Westpac Equipment Finance (No. 1) Pty Ltd ACN 083 112 056.

“Westpac Cash Facility” means the Westpac/Armaguard Commercial Cash Facility Agreement referred to in Part A of Schedule 5.

“WEF Leases” means each of the leases referred to in Part D of Schedule 5.

“Workers’ Compensation Liability Amount” means the amount determined in accordance with clause 6.7

1.2	Interpretation

In this Agreement:

(a)	headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more parties binds or benefits all of them jointly and each of them severally;
(c)
the expression “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;
(e)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;
(f)
a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it.

(g)	words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(h)
references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)	the word “includes” or “including” in any form is not a word of limitation;

(k)
if any day appointed or specified by this Agreement for the payment of any money or doing of any thing falls on a day which is not a Business Day, the day so appointed or specified shall be deemed to be the next Business Day;

(l)	a reference to “$” or “dollar” is to Australian currency;

(m)	references to payments to any party to this Agreement will be construed to include payments to another person upon the written and duly authorised direction of such party; and

(n)
references to “indemnify” or “indemnifying” (and other grammatical forms of that word) any person against any circumstance or occurrence will be construed to include indemnifying and keeping indemnified that person and holding that person harmless to the fullest extent permitted by law from and against all demands, claims, actions, suits, proceedings, judgments, orders and decrees from time to time made or taken against or affecting that person and all Liabilities whatsoever and howsoever made, suffered or incurred by that person as a consequence of or which would not have arisen but for that circumstances or occurrence;

(o)	all payments to be made under this Agreement will be made by unendorsed bank cheque or other immediately available funds;

(p)
any statement expressed to be qualified by the phrase “as far as the Vendor is aware” is deemed to be qualified by reference to the knowledge, belief or awareness, (including actual knowledge or awareness) means the knowledge, belief or awareness of the following persons having made reasonable enquiries: Stuart James, Peter Jenkins, John Priestley, Jeff Pearce, Campbell Richards, David Cranwell, James Carroll, Norman Cunningham, Roger Dean, Mark Jenkins, Dan McPherson, Tim Roper, Rob Bruce and Roy Russell and Danny Butt; and

(q)	references to “contractor” include references to sub-contractors and other indirect contractors.

1.3	Governing law

This Agreement is governed by and will be construed according to the laws of the State.

1.4	Enforcement on behalf of Vendor Group

The Vendor enters into this document for itself and each other Vendor Member Group and accordingly accepts the full benefit of this document on behalf of those persons. The parties agree that the Vendor may enforce this provision on behalf of those other persons.

1.5	Procurement by Vendor

The Vendor agrees that where the performance of any obligation of the Vendor under this Agreement requires any action by a Vendor Group Member, the Vendor will procure that action to be taken by the Vendor Group Member.

1.6	Indemnity by Vendor

(a)
The Vendor will be responsible for and must indemnify the Purchaser in respect of any cost, expense, liability or claim made or lodged by any Vendor Group Member that is inconsistent with clauses 1.4 or 1.5.

2.	Condition precedent

2.1	Condition

This Agreement (other than this clause 2 and clauses 3.2, 3.3, 3.4, 6, 7.6, 14.1 to 14.4, 15, 21 and 22) will have no force or effect unless and until the Condition is fulfilled or waived in accordance with clause 2.2.

The Condition is that under the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth) (“FATA”) the Treasurer of the Commonwealth of Australia consents to the investment by Newbridge in the Purchaser’s Guarantor and the acquisition by the Purchaser of the Assets as contemplated by this Agreement ( the “Relevant Transaction”). If the relevant consent is given subject to conditions or requirements, the Condition is not fulfilled unless those conditions or requirements are acceptable to both the Purchaser and the Vendor.

For the purposes of the Condition, the Treasurer will be taken to have given his consent to the Relevant Transaction if:

(a)	the Treasurer issues a notice under the FATA stating that the Commonwealth Government does not object to the Relevant Transaction; or

(b)	the Treasurer is, by reason of lapse of time, not empowered to make an order under the FATA in relation to the Relevant Transaction.

2.2	Waiver

The Condition may only be waived in writing by both the Purchaser and the Vendor and will be effective only to the extent specifically set out in that waiver.

2.3	Conduct of the parties

Each party must use all reasonable endeavours within its own capacity (excluding paying money or providing other valuable consideration to or for the benefit of any person) to ensure that the Condition is fulfilled before 5.00 pm on 31 December 2002 or such other date as the parties reasonably agree in writing.

2.4	Failure of Condition

If a party has complied with its obligations under clause 2.3, it may terminate this agreement by giving notice in writing to the other parties if the Condition has not been reasonably either fulfilled or waived by 5.00 pm on 31 December 2002 or such other date as the parties agree in writing.

2.5	Effect of termination

On termination of this agreement under clause 2.4:

(a)	clauses 21 and 22 continue to apply;

(b)	accrued rights and remedies of a party are not affected; and

(c)	subject to clauses 2.5(a) and 2.5(b), the parties will have no further obligations under this Agreement.

2.6	Reasonable endeavours

The parties agree to co-operate reasonably in the period up to Completion to facilitate and plan:

(a)	the implementation of the services to be provided under the Shared Services Agreement on and from Completion;

(b)	the applications for all firearm, communications and security industry licences required to be made by the Purchaser;

(c)	the obtaining by the Purchaser of cash in transit insurance.

(d)	the planning of arrangements relating to the Pre-Completion Cash Position as set out in clause 6.9.

2.7	No guarantees

With effect from the date on which the Interdependence Condition is satisfied until Completion, no Vendor Group Member will enter into any new agreement, arrangement or understanding relating exclusively to the Business under which that Vendor Group Member is required to provide or procure the provision of a bank guarantee or equivalent arrangement which, if given, would be regarded as a Vendor’s Guarantee.

3.	Sale of Assets

3.1	Sale of Assets

Subject to clause 3.2, on the Completion Date the Vendor will sell or procure the sale to the Purchaser and the Purchaser will purchase from the Vendor Group the Assets free from any Encumbrance.

3.2	Interdependence Condition

Completion of this Agreement is conditional on each of the Interdependent Agreements having been executed and:

(a)	being or having become unconditional; or

(b)	being conditional only on:

(i)	in the case of the Contract Logistics Agreement, a condition to the same effect as the Condition; and

(ii)	in the case of the Loomis Agreement, conditions that the purchaser under the Loomis Agreement has obtained Competition Act Approval and Investment Canada Approval.

3.3	Provisions relating to the Interdependence Condition

(a)	The Interdependence Condition may only be waived in writing by the Vendor and will be effective only to the extent specifically set out in that waiver.

(b)
The Vendor must use all reasonable endeavours within its own capacity (excluding paying money or providing other valuable consideration to or for the benefit of any person) to ensure that the Interdependence Condition is fulfilled before 6.00 pm on 31 October 2002 or such other date as may be agreed by the parties in writing.

(c)
If the Vendor has complied with its obligations under clause, 3.3(b), it may terminate this Agreement by giving notice in writing to the other parties if the Interdependence Condition has not been either fulfilled or waived by 6.00 pm on 31 October 2002 or such other date as may be agreed by the parties in writing.

(d)	On termination of this Agreement under clause 3.3(c), the provisions of clause 2.5 shall apply as if the reference in the first line to “2.4” were a reference to “3.3”.

3.4	Election

The Purchaser may by notice in writing to the Vendor no less than 5 Business Days before Completion elect that the Assets include the OneLink Shares and if no such notice is received by the Vendor the OneLink Shares will not form part of the Assets.

4.	Purchase Price and payments

4.1	Purchase Price

The purchase price to be paid by the Purchaser for the Assets is the Purchase Price, apportioned in accordance with clauses 4.4 and 4.5.

4.2	Adjustment of Pre-Adjustment Purchase Price

The Adjustment Amount equals:

(a)	Net Assets at Completion less Net Assets at Last Accounts Balance Date; plus

(b)	the Employee Entitlements Balance Amount.

4.3	Final Payment Date

On the Final Payment Date the Pre-Adjustment Purchase Price will be adjusted as follows to ascertain the Purchase Price:

(a)
if the Adjustment Amount is a positive number, then on the Final Payment Date, the Purchaser must pay that amount to the Vendor by way of an addition to the Pre-Adjustment Purchase Price, together with interest on that amount calculated on a daily basis at the Interest Rate for the period from the Completion Date to the Final Payment Date (inclusive);

(b)
if the Adjustment Amount is a negative number, then on the Final Payment Date, the Vendor must pay the absolute value of that amount to the Purchaser by way of a reduction to the Pre-Adjustment Purchase Price, together with interest on that amount calculated on a daily basis at the Interest Rate for the period from the Completion Date to the Final Payment Date (inclusive); and

(c)	if the Adjustment Amount is zero, the Pre-Adjustment Purchase Price will not be adjusted.

4.4	Apportionment of Purchase Price

The Purchase Price will be apportioned as follows, subject to adjustment in accordance with this Agreement:

(a)	for the Fixed Assets, the written down value of those assets;

(b)	for the Motor Vehicles, the written down value of those assets;

(c)	the value of the Stock as finally determined pursuant to clause 6.1;

(d)	the value of the Prepayments as set out in the Completion Accounts;

(e)	$1.00 for the Intellectual Property Rights;

(f)	$1.00 for the right to be registered as proprietor of the Business Names;

(g)	$1.00 for the Business Records;

(h)	$1.00 for the Vendor’s right, title and interest in the Business Contracts;

(i)	$1.00 for the Vendor’s right, title and interest in the Leases;

(j)	$14,868,912 for the OneLink Shares and the AFC Shares, if acquired;

less

(k)	the Accruals Liability; and

(l)	the Lease Liability,

(m)	with the balance being allocated to Goodwill.

4.5	Apportionment of Adjustment Amount

For the purposes of allocation of the Purchase Price, the Adjustment Amount if positive shall be added to, and if negative shall be subtracted from, the amount allocated in clause 4.4 as follows:

(a)	to the extent that the Adjustment Amount is directly attributable to an individual asset, the addition or subtraction will be made to the part of the Purchase Price attributed to that asset; and

(b)	in all other circumstances, the addition or subtraction will be made to that part of the Purchase Price attributed to Goodwill.

4.6	Provision of Sale Figures

On or before Completion the Vendor will deliver to the Purchaser the sales figures of the Business for each relevant state or territory in Australia for the three financial years ending with the year ended 30 June 2002.

5.	Completion

5.1	Completion: place and date

Completion will take place at the offices of Clayton Utz, 333 Collins Street, Melbourne, Victoria at 10 a.m. on Monday 3 February 2003 or such other date or place (or both) as the parties may agree in writing, provided that the Completion Date must be a Monday which is a Business Day.

5.2	Vendor’s obligations on Completion

On Completion the Vendor will:

(a)	(Possession): deliver to the Purchaser:

(i)	the Fixed Assets;

(ii)	the Stock;

(iii)	the Business Records (other than the Excluded Business Records);

(iv)	hired, leased or any other assets the subject of any of the Business Contracts as are in the possession of the Vendor (subject, where required, to the relevant lessor’s consent);

(v)	possession of the Leasehold Premises (subject, where required, to the relevant lessor’s consent); and

(vi)	copies of the Excluded Business Records.

(b)	(Transfers of Motor Vehicles): deliver to the Purchaser or its nominee appropriate forms of transfer, duly executed by the relevant Vendor Group Member, of each of the Motor Vehicles;

(c)
(Business Names): deliver to the Purchaser forms required under the relevant legislation in the states and territories in which the Business Names are registered to notify the relevant authorities in those states and territories of the change in proprietorship of the Business Names to the Purchaser, each duly executed by the relevant Vendor Group Member;

(d)
(Transfer of Intellectual Property Rights): if requested to do so by the Purchaser at least 3 Business Days before the Completion Date, deliver to the Purchaser duly executed assignments of all trademarks, designs, patents and copyrights included in the Intellectual Property Rights, together with all certificates of registration held by the Vendor Group Member in relation thereto;

(e)
(Certificates of registration and originals of Leases and Business Contracts): deliver to the Purchaser registration certificates and other documents of title for the Fixed Assets and stamped (if required) originals of the Leases which have been novated or assigned in accordance with clause 8.1, and originals of those of the Business Contracts which have been novated or assigned in accordance with clause 7.1;

(f)	(Land Sale Agreements): deliver to the Purchaser counterparts of the Land Sale Agreements duly executed by the relevant Vendor Group Member;

(g)
(OneLink Shares): unless the Purchaser exercises its right of election under clause 3.4, subject to the exercise of any pre-emptive rights by the shareholders of OneLink other than the Vendor, give and deliver to the Purchaser:

(i)	the share certificates for the OneLink Shares;

(ii)	completed transfers of the OneLink Shares duly executed by the registered holder of such shares in favour of the Purchaser as transferee;

(iii)
any consent or consents to the transfers referred to in clause 5.2(g)(ii) contemplated by any pre-emptive rights or provisions in the Constitution or other shareholder arrangements relating to OneLink;

(iv)
written resignations with effect from the Completion Date from such of the directors and secretaries of OneLink whom immediately prior to Completion, the Vendor has the power to appoint, as the Purchaser may nominate in writing prior to the Completion Date, each such director’s and secretary’s resignation to include an acknowledgement that the director has no claim for compensation, remuneration or reimbursement against OneLink in relation to his or her service or appointment as a director or secretary of OneLink;

(h)
(AFC Shares): unless the Purchaser exercises its right of election under clause 3.4, subject to the exercise of any pre-emptive rights by the shareholders of AFC other than the Vendor, give and deliver to the Purchaser:

(i)	the share certificates for the AFC Shares;

(ii)	completed transfers of the AFC Shares duly executed by the registered holder of such shares in favour of the Purchaser as transferee;

(iii)	any consent or consents to the transfers referred to in clause 5.2(h)(ii) contemplated by any pre-emptive rights or provisions in the Constitution or other shareholder arrangements of AFC;

(iv)
written resignations with effect from the Completion Date from such of the directors and secretaries of AFC whom immediately prior to Completion, the Vendor has the power to appoint, as the Purchaser may nominate in writing prior to the Completion Date, each such director’s and secretary’s resignation to include an acknowledgement that the director has no claim for compensation, remuneration or reimbursement against AFC in relation to his or her service or appointment as a director or secretary of AFC;

(i)	(Condition reports available): deliver to the Purchaser such condition reports as are available at Completion;

(j)	(Shared Services Agreement): deliver an original counterpart of the Shared Services Agreement in the agreed form executed by the Vendor and each relevant Vendor Group Member;

(k)
(Notices and documents): deliver to the Purchaser such notices and other documents as may be required to be executed or registered under any statute or otherwise in connection with the sale or assignment of the Assets provided the Purchaser has, at its own cost, prepared such notices and other documents and delivered the same to the Vendor’s solicitors at least 3 Business Days before the Completion Date;

(l)
(Services): surrender or cause to be surrendered all telephone and related lines, electricity, gas and other utility services of the Business as relate to the Leasehold Premises, and use its best endeavours to assist the transfer or grant of those services or the grant of those services (including the retention of all telephone and facsimile numbers) or, where that is not possible, the grant of new services to the Purchaser Group; and

(m)
(Customer Bank Funds): deposit the aggregate amount of Customer Bank Funds standing to the credit of accounts operated by the Vendor, as at the Effective Time less the amount owing by the Vendor under the Westpac Cash Facility at the Effective Time into a bank account that can be operated by the Purchaser on and from Completion with a bank nominated by the Purchaser 5 Business Days before Completion; and

(n)
(Other obligations): perform all other obligations to be performed by it on Completion under any other clause of this Agreement and procure all other Vendor Group Members performed any obligations to be performed by them.

5.3	Purchaser’s obligations on Completion

Subject to the Vendor satisfying its obligations under clause 5.2, the Purchaser will on Completion:

(a)	pay the Pre-Adjustment Purchase Price to the Vendor;

(b)
provide to the Vendor a deed of novation of each of the Bailment Agreements, Cash Collection Agreements and Custody Agreements in respect of which the relevant counterparty has agreed to novate the obligations of the Vendor in a form reasonably satisfactory to the Vendor and the Purchaser and duly executed by the Purchaser and the relevant counterparty, to take effect from Completion;

(c)
accept from the Vendor or relevant Vendor Group Member an assignment or novation of such of those of the Leases and Business Contracts as have been obtained as at the Completion Date and enter into occupation of the Leasehold Premises. For those Leases for which consent or novation has not been obtained by the Completion Date, the Purchaser shall enter into occupation on the basis of clause 8.3;

(d)	accept from the Vendor delivery of the items referred to in clause 5.2(a);

(e)	deliver to the Vendor counterparts of the Land Sale Agreements duly executed by the Purchaser or the relevant Purchaser’s nominee;

(f)	deliver an original counterpart of the Shared Services Agreement in the agreed form executed by the Purchaser and each relevant Related Body Corporate of the Purchaser;

(g)	deliver to the Vendor an unconditional release of each of the Vendor’s Guarantees as are able to be obtained by the Completion Date in a form reasonably satisfactory to the Vendor; and

(h)	deliver to the Vendor signed consents to act for the persons nominated in writing by the Purchaser to act as directors and secretaries as referred to in clause 5.2(g)(iv) and 5.2(h)(iv)).

5.4	Delivery

For the purposes of clauses 5.2 and 5.3, unless otherwise specified by the Purchaser, delivery of any asset or document may be made by leaving the same (other than any goods in transit) where then situate or at any other location as may be agreed in writing.

5.5	Motor Vehicles

The Purchaser must obtain all necessary roadworthy and inspection certificates in relation to each Motor Vehicle registered in a state or territory where a clear, current roadworthy or inspection certificate is required to lawfully record a transfer of the registration of that Motor Vehicle. The Purchaser must register the transfers of the Motor Vehicles as soon as practicable after receipt of the transfers referred to in clause 5.2(b).

5.6	Title

Subject to clauses 7 and 8, upon Completion legal (subject to complying with any registration requirements) and beneficial ownership of the Assets will pass to the Purchaser.

5.7	Risk

Risk in the Assets passes to the Purchaser upon Completion.

5.8	Interdependence

Except as the parties otherwise agree in writing, the requirements of clauses 5.2 and 5.3 are interdependent and are to be carried out contemporaneously. No delivery or payment will be deemed to have been made until all deliveries and payments have been made.

5.9	Further assurance

Without limiting clause 22.1, at and after Completion the Vendor must, and the Vendor must procure that all other Vendor Group Members:

(a)
do (or refrain from doing, as appropriate) all other things reasonably necessary or reasonably required by the Purchaser for putting the Purchaser in full possession and control of, and providing the Purchaser with legal and beneficial title to, the Assets and to complete the transfer of the Assets, including executing any documents reasonably required;

(b)
deliver to the Purchaser such notices and other documents as may be required to be executed or registered under any statute or otherwise in connection with the sale or assignment of the Assets and were not delivered at Completion provided the Purchaser has, at its own cost, prepared such notices and other documents; and

(c)
use all of its reasonable endeavours to assist the Purchaser in obtaining the relevant licences, consents, authorisations or permits referred to in paragraph 4(a) of Schedule 9, including firearms, communications and security industry licences.

5.10	Storage of Disclosure Material

As soon as practicable after Completion, the Vendor must arrange for a copy of the Disclosure Material to be recorded in electronic format on a compact disc and delivered for safe storage to Clayton Utz and Minter Ellison, on terms that it only be made available for inspection or copying to a party with the agreement (not to be unreasonably withheld) of the Vendor and the Purchaser (except where disclosure is required by law).

6.	Completion Accounts, Workers’ Compensation and Cash

6.1	Stocktake

(a)
The Vendor must, in conjunction with representatives of the Purchaser and of KPMG, carry out a full physical stock-take of all Stock, all pallets held by the Group and all pallets held by, and stock of, the Vendor Group that relate exclusively to the Business as at the close of business on the last Business Day before the Completion Date for all Group Members.

(b)
The Stock and all stock of the Vendor Group that relates exclusively to the Business shall for this purpose be valued in accordance with the Completion Accounting Principles. For the avoidance of doubt, an item of stock will not be obsolescent merely because it bears a reference to the Reserved Name in any form or context.

(c)
The lists of the Stock and all stock of the Vendor Group that relates exclusively to the Business, including the valuation of such stock, derived from that stock-take must then be provided to KPMG for verification and for use by the Purchaser and Vendor in preparing the Completion Accounts.

(d)	This stock-take procedure will not apply to any cash stocks held.

6.2	Preparation of draft Completion Accounts

The Vendor must use all reasonable endeavours to ensure that, as soon as practicable following Completion (but in any event no later than 20 Business Days after Completion), a draft of the Completion Accounts is prepared in accordance with the Completion Accounting Principles and with the assistance of the Group at the procurement of the Purchaser, which assistance must be provided at no additional charge, and delivered to KPMG and the Purchaser, together with the Vendor’s estimate of the Adjustment Amount based on those draft Completion Accounts.

6.3	Audit of draft Completion Accounts

As soon as the draft Completion Accounts and the Vendor’s estimate of the Adjustment Amount have been delivered by the Vendor in accordance with clause 6.2, the following procedure will apply:

(a)
the Vendor and the Purchaser must jointly instruct KPMG to review the stock-take and the draft Completion Accounts and, within 20 Business Days of being provided with the draft Completion Accounts, to prepare an audit report thereon together with a certificate addressed to both the Vendor and the Purchaser confirming the accuracy of the draft Completion Accounts, any adjustments that should be made to the draft Completion Accounts and based on those adjustments a final set of Completion Accounts and resulting Adjustment Amount for the purposes of this Agreement;

(b)
the terms of engagement of KPMG must be agreed in writing by the Vendor and the Purchaser and will include a requirement that KPMG, in conducting their audit, will adopt a materiality level of $1,000,000, meaning that under Generally Accepted Accounting Standards, KPMG must design their audit procedures so that they detect adjustments that individually and cumulatively do not exceed this amount;

(c)
KPMG must be instructed to conduct their audit review and prepare their certificate in accordance with Australian Auditing Standards, as modified expressly by their terms of engagement and the Completion Accounting Principles;

(d)
KPMG must be instructed to consult with, and have regard to, the comments and submissions of the Vendor and of the Purchaser concerning the stocktake and pallet count, the preparation of the Completion Accounts and the calculation of the Adjustment Amount;

(e)	where any instructions to KPMG are delivered in person to, or explained to, KPMG, or submissions are made to KPMG, both the Vendor and the Purchaser must be represented at such meeting;

(f)	each of the Purchaser and the Vendor is entitled to have its accounting and other professional advisers present at all meetings with, and to make written submissions to, KPMG;

(g)
KPMG must be instructed to provide reasonable access to both the Purchaser and the Vendor and their respective accounting and other professional advisers to KPMG’s audit work papers and all files relevant to preparing its audit report and certificate;

(h)
KPMG must be provided with full and free access to all books, records, accounts and documents of the Vendor Group and the Group that are within the possession, or under the control, of any Vendor Group Member or any Group Member to enable KPMG to conduct its audit and prepare its audit report and certificate; and

(i)	the Purchaser and the Vendor must each bear half of KPMG’s costs of conducting its audit and preparing its audit report and certificate.

6.4	Property Condition Review

In reviewing the Completion Accounts, the Independent Property Consultant is to be instructed to review each of the Leasehold Premises for any corrections or repairs to the Leasehold Premises required consistent with the terms of the relevant lease while operating as a going concern. The Completion Accounts shall include a provision in respect of the corrections or repairs identified during such review. The Independent Property Consultant must compare the outcome of each review with the most recent condition report relating to those Leasehold Premises and ascribe a value to the costs of the corrections or repairs applicable to the change from that original report.

6.5	Review of audit report and certificate

(a)
The Purchaser and the Vendor will have 10 Business Days to consider the audit report and certificate delivered by KPMG in accordance with clause 6.3, including being entitled to review all of KPMG’s audit work papers and all files relevant to preparing its audit report and certificate .

(b)
If, following the review of KPMG’s audit report and certificate, either or both of the Vendor and Purchaser disagree with any aspect of the audit report and certificate (including the calculation of the Adjustment Amount), they must seek to resolve such disagreement with the assistance of KPMG within 10 Business Days of such party giving notice of its disagreement.

(c)
If the Vendor and the Purchaser do not agree in writing on the audit report and certificate from KPMG within the period specified in clause 6.5(b), either the Vendor or Purchaser may refer the matter for resolution in accordance with clause 6.6.

(d)	If the Vendor and the Purchaser do agree on KPMG’s audit report and certificate, including as these may be amended following resolution as contemplated by clause

6.5(b), the Completion Accounts will be those set out in KPMG’s certificate (as so amended, if appropriate) and the Adjustment Amount will be that set out in KPMG’s certificate (as so amended, if appropriate) and the parties must use reasonable endeavours to procure that KPMG appropriately amend its certificate to show the adjustments as so agreed.

6.6	Disputes

(a)
Subject to clause 6.7, if the Purchaser disputes that the Completion Accounts or any item contained in them have been prepared in accordance with this Agreement and the Purchaser and the Vendor do not resolve the matters in dispute within the 10 Business Day period referred to in clause 6.5(b), either the Vendor or the Purchaser may by notice in writing to the other at any time within 10 Business Days after the end of that period require that the difference of opinion or dispute be referred to an Expert for determination in accordance with the following principles:

(i)	the Expert will mediate between the Purchaser and the Vendor to resolve the difference of opinion or dispute by agreement between the Vendor and Purchaser;

(ii)
if after a period of 10 Business Days after his or her appointment the Expert is not able to resolve the difference of opinion or dispute by mediation then the independent expert will determine the same within a further period of 5 Business Days. In so doing the Expert will act as an expert and not as an arbitrator and his or her written determination will be final and binding on the Vendor and the Purchaser in the absence of manifest error;

(iii)	the Expert will have the right to review all relevant working papers of the Vendor;

(iv)
the costs of the Expert are to be borne in the manner agreed between the Vendor and the Purchaser if the difference of opinion or dispute is resolved by agreement between them as a consequence of mediation or, failing that, as determined by the Expert.

(b)
The Completion Accounts delivered to the Vendor and the Purchaser pursuant to clause 6.2 will be deemed to be varied to reflect any alteration agreed to by the Purchaser and the Vendor as a consequence of mediation undertaken pursuant to this clause 6.6 or which the Expert determines be made pursuant to this clause 6.6.

6.7	Workers’ Compensation Liability Amount

(a)
As soon as reasonably practicable after the Completion Date and in any event not later than 10 Business Days thereafter, an Independent Actuary must be appointed to prepare and deliver to the Vendor and the Purchaser an actuarial report pursuant to this clause 6.7.

(b)
The Independent Actuary must be instructed to prepare a report (the “Actuarial Report”) within 20 Business Days which includes a determination of what is a reasonable provision in the circumstances for the Outstanding Workers’ Compensation Claims Liabilities of each Vendor Group Member in respect of the Transferring Employees and Transferring Independent Contractors (the “Workers’ Compensation Liability Amount”).

(c)	The Actuarial Report must be prepared in accordance with the Actuarial Reporting Principles.

(d)	The parties must cooperate fully in the preparation of the Actuarial Report.

(e)	The Vendor and the Purchaser each have the right to make submissions to the Independent Actuary.

(f)
The Vendor and the Purchaser must provide or make available, and shall cause the Actuary to provide or make available, all documents and information as are reasonably required by the Independent Actuary to make its determination.

(g)	The Workers’ Compensation Liability Amount, in the absence of manifest error, shall be final and binding on the parties.

(h)	The fees and expenses of the Independent Actuary in acting in accordance with this clause 6.7 shall be shared equally by the Purchaser and the Vendor.

6.8	Limitation on Disputes

The Purchaser may not dispute any individual item in the Completion Accounts unless the value of the item exceeds $100,000

6.9	Pre-Completion Cash Position

(a)	The parties agree that, in respect of Bailment Cash, Bank Pool Cash and Vault Cash (“Cash Balances”):

(i)	the benefit and any Liability or Claims and Actions arising in respect of the conduct of the Business prior to Completion rests with the Vendor; and

(ii)	the benefit and any Liability or Claims or Actions arising in respect of the conduct of the Business on and from Completion rests with the Purchaser.

(b)	The parties agree that they will jointly appoint the special bank internal audit group of KPMG to:

(i)	design (before Completion) protocols for the audit of all Cash Balances as at Completion;

(ii)	have those protocols be approve by the Vendor and Purchaser before Completion;

(iii)
carry out an audit designed to determine the Cash Balances as at Completion, including identifying any shortages or surpluses, allocating them where possible and on a reasonable basis between the period prior to Completion and the period on and from Completion;

(iv)	identify any surpluses or shortages that cannot be reasonably allocated; and

(v)
propose a recommendation for the sharing of such surpluses or shortages between the parties and prepare and issue to the Vendor and Purchaser a certificate of KPMG’s conclusions under paragraph (iii) and its recommendation.

(c)	So far as is practicable:

(i)	the audit protocols and procedures will have regard to those referred to in clause 6.3;

(ii)	the parties will have rights analogous to those in clause 6.5; and

(iii)	in respect of any dispute by the Vendor and/or a Purchaser in respect of KPMG’s certificate and/or recommendation, clause 6.6 will apply.

(d)	To the extent that any surplus in any Cash Balance (other than Bailment Cash and Bank Pool Cash) relates to the period:

(i)	prior to Completion, it is for the benefit of the Vendor; and

(ii)	at or after Completion, it is for the benefit of the Purchaser.

(e)	To the extent that any shortage in any Cash Balance (other than Bailment Cash and Bank Pool Cash) relates to the period:

(i)
prior to Completion, any Liability or Claim or Action in respect of it is the responsibility of the Vendor and the Vendor indemnifies the Purchaser in respect of such Liabilities or Claims or Actions; and

(ii)
at or after Completion, any Liability or Claim or Action in respect of it is the responsibility of the Purchaser and notwithstanding clauses 17 and 18 the Purchaser indemnifies the Vendor in respect of such Liabilities or Claims or Actions.

(f)	The parties will at all times reasonably co-operate with each other, KPMG and any Expert appointed to resolve any dispute concerning this clause 6.9.

(g)	For the avoidance of doubt:

(i)	the Unreconciled Amounts Statement sets out certain potential assets and/or Liabilities in respect of which the Purchaser has no right, title, interest or responsibility

(ii)
the Vendor shall not be required to make any payment to the Purchaser in relation to the Unreconciled Amounts Statement except under the indemnity referred to in clause 6.9(e) in relation to a Claim or Action by a third party;

(h)
To the extent, in respect of any surplus to which a party is entitled, the other party receives any amount in respect of that surplus, it must account for the first mentioned party for that entitlement within 5 Business Days of receipt.

6.10	Services of David Scott or other Employee

During the period commencing on the Completion Date and ending on the date which is 3 months after the Completion Date, the Purchaser shall make available to the Vendor the services of David Scott or such other senior Employee of the Business as may be agreed in writing between the Vendor and the Purchaser for such time and at such times as the Vendor requires for the purposes of enabling the Vendor to conduct the procedures described in clause 6.9. The Vendor will make a reasonable contribution to the employment costs of any person whose services are made available to the Vendor under this clause, taking into account the proportion of time spent by such employees in providing such assistance.

7.	Assignment of Business Contracts

7.1	Novation or assignment on Completion

(a)	Novation of Business Contracts on Completion

(i)
The Vendor must (and must procure that any relevant Vendor Group Member) use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the novation of those of the Business Contracts as are listed in Part A of Schedule 5 by and with effect from Completion, on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept such novation, reasonably co-operate with the Vendor and each other party to the relevant Business Contract, and must execute any agreements or deeds that may reasonably be required by the relevant other party as a condition of the other party’s consent.

(ii)
If having complied with its obligations under clause 7.1(a)(i) the Vendor is unable to cause novation of any particular Business Contract, the Vendor (or the relevant Vendor Group Member) must assign or procure the assignment to the Purchaser by and with effect from Completion the benefit of the contract on terms reasonably acceptable to the Vendor and the Purchaser, subject to the other party’s consent where required and provided that the benefit of the Business Contract is assignable, and must continue to seek the novation of the Business Contract in accordance with clause 7.2.

(b)	Assignments of Business Contracts on Completion

The Vendor must (and must procure that any relevant Vendor Group Member uses)use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the assignment to the Purchaser by and with effect from Completion of the Business Contracts as are listed in Part B of Schedule 5 on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept the assignment, co-operate with the Vendor and each other party to the relevant Business Contract, and must execute any agreements or deeds that may reasonably be required by the relevant other party as a condition of the other party’s consent.

(c)	Assignments without consent of Business Contracts

The Vendor hereby assigns to the Purchaser with effect on and from Completion the benefit of those of the Business Contracts not listed in Schedule 5 in respect of which assignments are permitted without the consent of the other party to the Business Contract.

7.2	Novations or assignments after Completion

(a)
If having complied with its obligations under clause 7.1, the Vendor is unable to cause the novation or assignment of any Business Contract with effect from Completion, then the Vendor must, with the Purchaser’s co- operation, continue to use its reasonable endeavours to do so (excluding paying money or providing other valuable consideration to or for the benefit of any person) for a period of 6 months after Completion.

(b)
On request by the Purchaser from time to time within 6 months after Completion, the Vendor must at the Purchaser’s expense co-operate with the Purchaser in relation to seeking any novation or assignment of any of the Business Contracts procured after Completion.

7.3	Obligations pending or if no novation or assignment

If any of the Business Contracts are not novated or assigned to, or for the benefit of, the Purchaser, whether such novation or assignment was required under clause 7.1 or 7.2 or not then, on and from Completion and until any novation or assignment occurs:

(a)
the Vendor must to the extent that it is lawfully able, procure that all Vendor Group Members take all reasonable steps to ensure that each Business Contract continues in full force and effect and is held for the benefit of the Purchaser or the Group;

(b)
the Purchaser or the Group must to the extent that it is lawfully able, perform on behalf of the relevant Vendor Group Member all obligations of the Vendor Group Member under or arising out of such Business Contract in respect of the period following Completion (and the relevant Vendor Group Member must reasonably facilitate this); and

(c)
to the extent that the Purchaser and/or the Group is not lawfully able to perform any obligation or exercise any right of a Vendor Group Member under or arising out of that Business Contract in respect of the period following Completion, the relevant Vendor Group Member must, on the request and at the expense of the Purchaser Group, perform that obligation or exercise that right to the extent that the relevant Vendor Group Member is lawfully able and capable of doing so and the Purchaser will indemnify each relevant Vendor Group Member for all Liabilities suffered in doing so, other than those Liabilities which are the direct result of the wilful default or negligence of any Vendor Group Member; and

(d)
the Vendor must account to the Purchaser for any amounts paid by the other party to that Business Contract to the Vendor after Completion in respect of that Business Contract within 5 Business Days of such amount being received or otherwise offset so that the benefit is effectively received.

7.4	Indemnities for Business Contracts

(a)	Subject to 7.4(b), the Vendor must:

(i)
comply with all of its obligations under the Business Contracts in respect of the period up to Completion and must procure that all Vendor Group Members do the same in respect of their obligations; and

(ii)
indemnify the Purchaser against the non-payment, non-observance, or non-performance of any obligations of the relevant Vendor Group Member required to be paid, observed or performed before Completion, founded on any fact, matter, occurrence, event or circumstance happening during or in respect of the period before Completion or any breach of any Business Contract by the relevant Vendor Group Member before Completion.

(b)	Provided that the Vendor has complied with its obligations under clauses 7.1 and 7.2, the Purchaser must:

(i)	comply with all obligations of the relevant Vendor Group Member under the Business Contracts in respect of the period on and from Completion; and

(ii)
indemnify the Vendor against the non-payment, non-observance, or non-performance of any obligations of the relevant Vendor Group Member arising under, or arising in respect of the Business Contracts in respect of the period on and from Completion except to the extent that the obligation is an obligation to compensate or indemnify in respect of loss or Liability that arises out of any fact, matter, occurrence, event or circumstance prior to Completion.

7.5	Westpac leasing arrangements

(a)
The Vendor must use its best endeavours (at its own expense but excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the novation of the WEF Leases by and with effect from Completion, on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept the novation, co-operate with the Vendor and WEF, and must execute any agreements or deeds that may reasonably be required by WEF as a condition of WEF’s consent to the novation of the WEF Leases including, without limitation, entering into:

(i)	a new master lease agreement (or master lease agreements) with WEF to govern the WEF Leases on and from novation; and

(ii)
a novation deed between the Vendor, WEF and the Purchaser (and, if necessary other parties) pursuant to which the WEF Leases are novated to the Purchaser and pursuant to which the Purchaser assumes, and the Vendor is released from, all of the Continuing WEF Obligations to the extent that they relate to the WEF Leases and/or anything done, or not done, by the Purchaser in relation to the WEF Leases.

(iii)
If having complied with its obligations under clause 7.5(a)(i) the Vendor is unable to cause the novation of the WEF Leases (or any of them), the Vendor must assign or procure the assignment to the Purchaser by and with effect from Completion the benefit of the relevant WEF Leases, subject to WEF’s consent and provided that the benefit of the relevant WEF Leases is assignable, and must continue to seek the novation of the relevant WEF Leases in accordance with clause 7.5(a)(i).

7.6	Custody Contracts and Cash Collection Contracts

(a)
From the date of execution of this Agreement until the date which is 5 Business Days prior to Completion, each of the Vendor and the Purchaser shall use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the novation of each of the Custody Contracts and each of the Cash Collection Contracts, on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept such novation, co-operate with the Vendor and each other party to the relevant Custody Contracts and each of the Cash Collection Contracts, and must execute any agreements or deeds that may reasonably be required by the relevant other party as a condition of the other party’s consent or the novation.

(b)
If the novation referred to in clause 7.6(a) cannot be obtained then, from the date of execution of this Agreement until the date which is 5 Business Days prior to Completion, each of the Vendor and the Purchaser will use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to procure that the other party to the relevant Custody Contracts and Cash Collection Contracts consent to the Vendor subcontracting its obligations under the relevant Custody Contract or Cash Collection Contract to the Purchaser with effect from Completion. If such consent is obtained, the Vendor will with effect from Completion and subject to the terms of clause 7.7 subcontract its obligations under the relevant Custody Contracts or Cash Collection Contract to the Purchaser on the same terms as provided under the relevant Custody Contract or Cash Collection Contract for the remaining term of the relevant Custody Contract or Cash Collection Contract.

(c)
If neither the novation referred to clause 7.6(a) or the consent referred to in clause 7.6(b) can be obtained then, from the date of execution of this Agreement until the date which is 5 Business Days prior to Completion, each of the Vendor and the Purchaser will use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to procure that:

(i)
the other party to the relevant Custody Contracts and Cash Collection Contracts consent to the Vendor subcontracting its obligations under the relevant Custody Contract or Cash Collection Contract to a third party with effect from Completion; and

(ii)
if such consent is obtained, subcontract its obligations under the relevant Custody Contract or Cash Collection Contract to the third party consented to by the other party to the relevant Custody Contract or Cash Collection Contract on terms no more favourable to the proposed subcontractor than the terms of the relevant Custody Contract or Cash Collection Contract.

(d)
In any event, each of the Vendor and the Purchaser will use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to take all available steps to procure by whatever means that the relevant Custody Contracts and Cash Collection Contracts are maintained and that the Purchaser will enjoy the economic benefit of the relevant Custody Contracts and Cash Collection Contracts.

(e)
The Purchaser must indemnify the Vendor against any Liability which the Vendor incurs or suffers in relation to the Custody Contracts or Cash Collection Contracts as a result of, or arising directly or indirectly out of:

(i)
the termination of the relevant Custody Contract or Cash Collection Contract by the counterparty to the relevant Custody Contract or Cash Collection Contract where such termination is attributable to the proposed sale of the Business contemplated by this Agreement;

(ii)	the subcontracting of the relevant Custody Contract or Cash Collection Contract in accordance with clause 7.6(b)or 7.6(c);

(iii)	the taking of any steps under clause 7.6(d); or

(iv)
the non-payment, non-observance or non-performance of any obligations of the Vendor under or in respect of the relevant Custody Contract or Cash Collection Contract in respect of the period on and from Completion.

(f)
The Vendor may by notice to the Purchaser in writing require the payment to a specified account in its name of any amount reasonably estimated by it to be required for the purposes of meeting any actual or reasonably apprehended claim under the indemnity in clause 7.6(e) with any excess not requiring application for that purpose to be refunded to the Purchaser if not required. If no such payment is made by the Purchaser within 5 Business Days of the Vendor’s notice then the Vendor may by notice terminate the relevant Custody Contract or Cash Collection Contract (whether entitled to do so or not under the terms of the relevant Custody Contract or Cash Collection Contract or not) and upon such termination will remit to the relevant other party to the relevant Custody Contract or Cash Collection Contract the amount of cash held on behalf of that other party as set out in the records of the Vendor.

7.7	Arrangements in relation to subcontracting

If the Vendor subcontracts any Custody Contract or Cash Collection Contract to the Purchaser under clause 7.6(b) (the “Subcontract”) then:

(a)
the Purchaser must indemnify the Vendor against any Liability which the Vendor incurs or suffers in relation to the Custody Contracts or Cash Collection Contracts as a result of, or arising directly or indirectly out of the performance or non-performance of the Subcontract by the Purchaser; and

(b)
the Vendor may give notice to the Purchaser requiring the payment to the specified account referred to in clause 7.6(f) above of any amount reasonably estimated by it to be required for the purposes of meeting any actual or reasonably apprehended claim under the indemnity in this clause 7.7 with any amount not requiring application for that purpose in the account is to be refunded to the Purchaser if not required.

7.8	Bailment Contracts

(a)
From the date of execution of this Agreement until the date which is 5 Business Days prior to Completion, each of the Vendor and the Purchaser shall use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the novation of each of the Bailment Contracts, on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept such novation, co-operate with the Vendor and each other party to the relevant Custody Contracts and each of the Cash Collection Contracts, and must execute any agreements or deeds that may reasonably be required by the relevant other party as a condition of the other party’s consent or the novation.

(b)
Provided that it has complied with its obligations under clause 7.8(a), the Vendor shall not be liable to the Purchaser for any failure of the Purchaser to secure the novation of the Bailment Contract and may terminate the Bailment Contract at any time following Completion.

8.	Assignment of Leases

8.1	Novation or assignment on Completion

(a)	Novation of Leases on Completion

The Vendor must (and must procure that any relevant Vendor Group Member) use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the novation of those of the Leases as are listed in Part A of Schedule 8 by and with effect from Completion, on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept such novation, reasonably co-operate with the Vendor and each lessor, and must execute any agreements or deeds and must procure any guarantees or other security that may reasonably be required by the relevant lessor as a condition of the lessor’s consent or enable the Vendor (or any relevant Vendor Group Member) to obtain a release from the relevant lessor of its obligations under the Leases

(b)	Assignments of Leases on Completion

The Vendor must (and must procure that any relevant Vendor Group Member) use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the assignment to the Purchaser by and with effect from Completion of the Leases as are listed in Part B of Schedule 8. The Purchaser must accept such assignment, reasonably co-operate with the Vendor and each lessor, and must execute any agreements or deeds that may reasonably be required by the relevant lessor as a condition of the lessor’s consent.

8.2	Novations or assignments after Completion

(a)
If having complied with its obligations under clause 8.1, the Vendor is unable to cause the novation or assignment of any Lease with effect from Completion, then the Vendor must, with the Purchaser’s co- operation, continue to use its reasonable endeavours to do so (excluding paying money or providing other valuable consideration to or for the benefit of any person) for a period of 6 months after Completion.

(b)
On request by the Purchaser from time to time within 6 months after Completion, the Vendor must at the Purchaser’s expense reasonably co-operate with the Purchaser in relation to seeking any novation or assignment of any of the Leases after Completion.

8.3	Obligations pending or if no novation or assignment

If any of the Leases are not novated or assigned under clause 8.1 then, unless and until such a novation or assignment occurs under clause 8.2:

(a)
the Vendor must, to the extent it is lawfully able, procure that the Lease continues in full force and effect and must allow (and must procure that any relevant Vendor Group Member allows) the Purchaser to use or occupy the properties the subject of the Lease as licensee; and

(b)
a member of the Purchaser Group must, to the extent it is lawfully able, perform all obligations of the Vendor or the relevant Vendor Group Member under or arising out of the Lease in respect of the period on and from Completion, and the relevant Vendor Group Member must reasonably facilitate this;

(c)
to the extent that the Purchaser is not lawfully able to perform any obligation or exercise any right of a Vendor Group Member under or arising out of that Lease in respect of the period following Completion, the relevant Vendor Group Member must, on the request and at the expense of the Purchaser, perform that obligation or exercise that right to the extent that the Vendor is lawfully able and capable of doing so and the Purchaser will indemnify each relevant Vendor Group Member for all Liabilities suffered in doing so, other than those Liabilities which are the direct result of the wilful default or gross negligence of any Vendor Group Member.

8.4	Indemnities

In respect of each of the Leases:

(a)
except for any Lease Liability, the Vendor or the relevant Vendor Group Member is responsible for complying with all obligations under each Lease in respect of the period up to Completion, and the Vendor must indemnify the Purchaser against the non-payment, non-observance, or non-performance of any obligations arising in respect of each Lease on and before Completion; and

(b)
provided that the Vendor has complied with its obligations under clauses 8.1, 8.2 and 8.3, the Purchaser will be responsible for complying with the Lease Liability and all obligations under each Lease in respect of the period on and from Completion, and must indemnify the Vendor against the non-payment, non-observance, or non- performance of any obligations arising in respect of each Lease and the Lease Liability after Completion except to the extent that the obligation is an obligation to compensate or indemnify in respect of loss, Liability that arises out of any fact, matter, occurrence, event or circumstance prior to Completion.

9.	Release of Vendor’s Guarantees

9.1	Release

(a)
Subject to clause 9.1(b), the Purchaser and the Purchaser’s Guarantor must use their reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person but including the provision of at least an equivalent guarantee or undertaking) to secure the release of each Vendor Group Member from the Vendor’s Guarantees effective from Completion and the Vendor must use all reasonable endeavours to assist the Purchaser in this regard.

(b)
Clause 9.1(a) will not apply to any guarantee provided by any Vendor Group Member which has been given to a workers’ compensation insurer or authority in any state or territory of Australia in respect of any self-insurance or group self-insurance licence or other self-insurance arrangement granted under any statute relating to workers’ compensation.

9.2	Failure to obtain releases

The Purchaser and the Purchaser’s Guarantor must pay the Vendor an amount equal to any loss or expense which any Vendor Group Member incurs or is liable for in relation to any Vendor’s Guarantee which:

(a)	is referred to in Schedule 4 or in the Disclosure Material; and

(b)	to the extent that it is due to any event, matter, act or omission of the Purchaser, the Purchaser’s Guarantor or a Related Body Corporate of the Purchaser occurring after Completion.

10.	Shared arrangements

10.1	Shared Contracts

(a)
Subject to the terms of each Shared Contract, the Vendor and the Purchaser agree that they will, each at their own expense, use their respective reasonable endeavours to effect the transfer of that part of the benefits and obligations of the Vendor under the Shared Contract that relate to the Business with effect on and from Completion by either:

(i)	agreeing with the counterparty to the Shared Contract:

A.	to amend the terms of the Shared Contract to remove from the Shared Contract those benefits and obligations under the Shared Contract that relate to the Business; and

B.	that the counterparty will enter into a new contract with the Purchaser or any Group Member providing for those benefits and obligations between the counterparty and the Purchaser; or

(ii)
if transfer pursuant to sub-paragraphs (i) above cannot be effected, by assigning that part of the benefits and obligations under the Shared Contract that relate to the Business from the Vendor to the Purchaser.

(b)
If transfer cannot be effected by one of the methods contemplated in clause 10.1(a) then to the extent that the Shared Contract permits, the Vendor agrees to procure that the relevant Vendor Group Member will, and the Purchaser agrees that it will, conduct its business on the basis that the Shared Contract had been assigned as contemplated in clause 10.1(a).

(c)
The Purchaser must indemnify the Vendor Group Member which is party to the Shared Contract against any loss or liability suffered or incurred as a result of the non-payment, non-observance or non-performance of any obligations of the Purchaser under clause 10.1(a) or clause 10.1(b) in relation to the Shared Contract.

(d)	The Vendor will indemnify the Purchaser against any loss or Liability suffered or incurred as a result of:

(i)	the act or omission of any Vendor Group Member under, or relating to, an identified Shared Contract prior to its partial assignment to the Purchaser, and

(ii)	the act or omission of any Vendor Group Member under, or relating to, any retained part of an identified Shared Contract after the partial assignment to the Purchaser (and all other Shared Contracts).

10.2	Express Shared Contracts

(a)	The Purchaser must:

(i)
use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to procure the release of the Vendor and the Chullora Vendor, as the case may be, from any obligations of the Vendor under the Express Shared Contracts; and

(ii)
negotiate in good faith with the counterparties to the Express Share Contracts and the purchasers under the Express Agreement in relation to the use of goods or services provided under the Express Shared Contracts.

(b)
The Vendor confirms that terms of the Express Agreement contain obligations on the purchaser of the Express Business to deal with the Express Shared Contracts in accordance with the terms of clause 10.2(a) and agrees, at the cost of the Purchaser to enforce those obligations for the benefit of the Purchaser.

10.3	Transitional Access

The Vendor will procure that, from Completion, each relevant Vendor Group Member provides the Purchaser with access to, and a transitional right to occupy, premises owned, leased or occupied by a Vendor Group Member:

(a)	on which any of the Assets are located immediately prior to Completion; and

(b)	that are the usual place of work of any Transferring Employees or Transferring Independent Contractors.

(c)
This right of access and occupation is for a transitional period only of no longer than 12 months. The Purchaser shall reimburse the relevant Vendor Group Member for the costs incurred in providing this right of access and occupation on a pro rata basis consistent with that used prior to Completion.

11.	Employees and Independent Contractors

11.1	Offer of employment or engagement

(a)
At least 15 Business Days before Completion the Purchaser must offer employment in the form of the offer in Schedule 11 to each of the Employees, to commence from the day after the Completion Date. Unless otherwise agreed in writing by the Vendor and the Purchaser, the employment so offered must be for a position substantially similar to the relevant Employee’s position immediately prior to Completion and must be on terms and conditions of employment (including as to superannuation) that are in the aggregate no less favourable than those on which the relevant Employee is employed immediately prior to Completion.

(b)
At least 15 Business Days before Completion the Purchaser must offer engagement in the form of the offer in Schedule 12, to each of the Independent Contractors to commence from the day after the Completion Date. The engagement so offered must be on terms and conditions of engagement that are in the aggregate no less favourable than those on which the Independent Contractor is engaged immediately prior to Completion.

11.2	Payments to Transferring Employees and Transferring Independent Contractors

(a)
On the Completion Date, if it has not already done so, the Vendor must pay to each Transferring Employee the amount of his wage or salary entitlements, elected salary sacrifice amounts, bonuses and commissions (for the avoidance of doubt excluding annual leave, sick leave, rostered day off leave and long service leave entitlements) accrued up to Completion whether pursuant to a contract of employment, Australian Workplace Agreement, award, certified agreement under the Workplace Relations Act 1996 or enterprise agreement registered under state legislation or other form of agreement provided for under an industrial statute, statute or otherwise and in relation thereto, the Vendor must indemnify the Purchaser against all claims made by such Transferring Employee from time to time after the Completion Date against the Purchaser in relation thereto.

(b)
On the Completion Date, if it has not already done so, the Vendor must pay to each Transferring Independent Contractor all amounts owing to them up to Completion whether pursuant to contract, award, statute or otherwise and in relation thereto, the Vendor must indemnify the Purchaser against all claims made by such Transferring Independent Contractors from time to time after the Completion Date against the Purchaser in relation thereto.

(c)	For the avoidance of doubt, paragraphs (a) and (b) do not require the Vendor to make any retirement, redundancy or severance payments of the nature described in clause 11.4(d).

11.3	Recognition of prior service

The Purchaser covenants with the Vendor that it will treat each Transferring Employee and Transferring Independent Contractor and deal with every entitlement (including annual and sick leave, rostered days off and prior service for the purpose of calculating long service leave and redundancy or severance payment) as if every entitlement had been accrued by the respective Transferring Employee and Transferring Independent Contractor while in the employment or engagement of the Purchaser.

11.4	Indemnity for Employees and Independent Contractors

Subject to Completion and to compliance by the Vendor with its obligations under clause 11.2, the Purchaser will be solely responsible for and must indemnify the Vendor in respect of:

(a)	wages and salary owing to Transferring Employees and attributable to their employment after Completion;

(b)	fees or charges owing to Transferring Independent Contractors and attributable to their engagement after Completion; or

(c)	annual leave, sick leave, rostered day off leave and long service leave owing to Employees and Independent Contractors and attributable to their employment or engagement up to Completion;

(d)
retirement, redundancy or severance payments or costs of any kind (including payment in lieu of notice, payments in respect of goodwill and other severance payments) payable under a contract of employment or engagement, Australian Workplace Agreement, award, agreement (certified, registered or otherwise) or other arrangement or an award or order made by a Court or other tribunal under statute, to any Employee or any Independent Contractor and attributable to their employment or engagement up to Completion arising from the termination of their employment or engagement by the Vendor in accordance with this Agreement.

(e)
To the extent that clause 11.4 provides indemnification for a contractor, such indemnification will apply to any Liability arising in respect of any direct or indirect sub-contractor of that contractor.

11.5	Work-related claims

(a)	The Purchaser will be responsible for and must indemnify the Vendor in respect of any workers’ compensation claim lodged whether under statute, common law or otherwise and whether made before or after Completion by any Transferring Employee or Transferring Independent Contractor whether attributable to their employment or engagement by the Vendor before Completion or by the Purchaser (or a Related Body Corporate of the Purchaser) on and from Completion.

(b)
If as a result of the employment or engagement of the Transferring Employees or the Transferring Independent Contractors by the Purchaser or a Related Body Corporate of the Purchaser, the Vendor is liable to repay to WorkCover Queensland any amount in respect of funds advanced by WorkCover Queensland to the Vendor in respect of the management and payment of workers’ compensation claims which have an incident date prior to the Vendor obtaining a self insurance licence in Queensland, the Purchaser will indemnify the Vendor in respect of that proportion of the total amount to be repaid which is attributable to the Transferring Employees and the Transferring Independent Contractors no longer being employed or engaged by a Vendor Group Member.

(c)
If as a result of the employment or engagement of the Transferring Employees or the Transferring Independent Contractors by the Purchaser or a Related Body Corporate of the Purchaser, the Vendor is liable to pay any amount in accordance with:

(i)	any provision of:

A.	the WorkCover Queensland Act, 1996;

B.	the Accident Compensation Act, 1985, (Vic);

C.	the Workers Rehabilitation and Compensation Act, 1986 (SA);

D.	the Workers Compensation Act, 1987 (NSW); or

(ii)	any provision of any other statute relating to workers’ compensation in Queensland, Victoria, South Australia or New South Wales; or

(iii)	any provision of the Vendor’s self-insurance licences in Queensland, Victoria, South Australia or New South Wales,

the Purchaser will indemnify the Vendor in respect of that proportion of the total amount to be paid which is attributable to the Transferring Employees and the Transferring Independent Contractors no longer being insured under the Vendor’s relevant self-insurance licence.

(d)
The Purchaser must notify the relevant workers’ compensation authority in each state and territory in which the Transferring Employees or the Transferring Independent Contractors work and any applicable authorised insurer as soon as practicable after the Completion Date that it has become the employer of each of the Transferring Employees and the principal of each of the Transferring Independent Contractors and from the Completion Date the Purchaser will be liable to make and will make the weekly compensation payments (if any) payable under the relevant workers’ compensation legislation in respect of the Transferring Employees or the Transferring Independent Contractors.

(e)
The Vendor must use its reasonable endeavours to ensure that each workers’ compensation authority in Queensland, Victoria, South Australia, New South Wales and Western Australia assumes the management of all Pre-Completion Workers’ Compensation Claims governed by the laws of the relevant state and if such an authority refuses to do so, the Vendor must itself, or must engage a third party (with the prior consent of the Purchaser which may not be unreasonably withheld):

(i)	manage all Pre-Completion Workers’ Compensation Claims which the workers’ compensation authority refuses to manage: and

(ii)
maintain all records and do all things which may be reasonably required to be done by the Purchaser in respect of the Pre-Completion Workers’ Compensation Claims which the workers’ compensation authority refuses to manage, at the Purchaser’s cost and as the agent of the Purchaser.

(f)
The Vendor must give to the Purchaser notice of any Pre-Completion Workers’ Compensation Claim or of any circumstances giving rise or likely to give rise to an Pre-Completion Workers’ Compensation Claim of which it becomes aware and must, to the extent permitted by law, give to the Purchaser access to any correspondence, notices, letters or documents that may relate to such a claim and allow the Purchase to take such copies as reasonably requested.

(g)
At the Purchaser’s cost, the Vendor must give the Purchaser all such assistance, information and documents as the Purchaser reasonably requires and as is permitted by law to assist in the defence or settlement of any Pre-Completion Workers’ Compensation Claim or exercise any rights of subrogation in respect of any Pre-Completion Workers’ Compensation Claim.

(h)
To the extent permitted by law, the Vendor must deliver to the Purchaser any documents or records which the Purchaser is required by law to maintain in respect of any claim made under any statute relating to workers’ compensation.

(i)
The Vendor must not without the prior consent of the Purchaser, which may not be unreasonably withheld, incur any expense in respect of which it is indemnified by the Purchaser or take any step in litigation or make any payment, settlement or admission of liability in respect of any Pre-Completion Workers’ Compensation Claim.

(j)
The Vendor must, at the request of the Purchaser do everything reasonably necessary to assign to the Purchaser any rights or entitlements that a Vendor Group Member has to recover any moneys from any person other than a Vendor Group Member in respect of any Pre-Completion Workers’ Compensation Claim.

(k)
To the extent that any rights or entitlements referred to in sub-clause (j) cannot be assigned, the Vendor must, acting reasonably, enforce any rights or entitlements that it or a Vendor Group Member has to recover any moneys paid in respect of any Pre-Completion Workers’ Compensation Claim and account to the Purchaser for the proceeds of that enforcement, less the actual costs (including legal costs on a full indemnity basis) incurred by the Vendor in that enforcement.

(l)
If the workers compensation authority of New South Wales, Victoria, Western Australia, South Australia or Queensland requires the Vendor to provide a continuing bank guarantee in respect of Indemnified Workers’ Compensation Claims, the Purchaser must use its reasonable endeavours (including the payment of money or providing other valuable consideration) to ensure that the authority agrees to release the Vendor from its obligation to provide the continuing bank guarantee and accept, in substitution therefor a guarantee from the Purchaser or a Related Body Corporate of the Purchaser. If those endeavours are not successful, and the Vendor is required to provide a continuing bank guarantee in respect of Indemnified

Workers’ Compensation Claims, the Vendor may charge the Purchaser a guarantee fee, being the actual proportion of the cost of the guarantee relevant to the subject Indemnified Workers’ Compensation Claims charged by the relevant financial institution to the Vendor and all other Liabilities of the Vendor arising as a consequence of providing the guarantee.

12.	Superannuation

(a)
The Purchaser will make available or establish as soon as possible a superannuation fund which complies with all applicable laws and regulations for the Transferring Employees (“Purchaser’s Superannuation Fund”) to provide superannuation benefits which fund may be an existing fund applicable to the business of the Purchaser Group.

(b)
The Purchaser will, in accordance with clause 12(c), use all reasonable endeavours to procure that each of the Transferring Employees who is a member of the superannuation funds of the Vendor (“Vendor’s Superannuation Funds”), and who so wishes, becomes a member of the Purchaser’s Superannuation Fund.

(c)
The Vendor will procure t the transfer of the amount determined in accordance with clause 12(d) from the Vendor’s Superannuation Funds to the Purchaser’s Superannuation Fund in respect of each Transferring Employee who has become a member of the Purchaser’s Superannuation Fund and who requests, in accordance with applicable law and relevant fund trust deeds, the transfer of the relevant amount.

(d)
The amount transferred in respect of each Transferring Employee from the Vendor’s Superannuation Funds to the Purchaser’s Superannuation Fund will be the amount calculated in accordance with the provisions of the trust deed and all valid amendments thereto governing the Vendor’s Superannuation Funds.

(e)
The Vendor must use its best endeavours to ensure that the trustee of the Purchaser’s Superannuation Fund is advised by the trustee of the Vendor’s Superannuation Funds of the part of the amount transferred under clause 12(c) which represents mandated employer financed benefits and member financed benefits within the meaning of those expressions in the regulations prescribed under the Superannuation Industry (Supervision) Act 1993, plus such additional information as the trustee of the Purchaser’s Superannuation Fund reasonably requires.

(f)
Any transfers of membership and of entitlements under this clause 12 will take place as soon after Completion as is reasonably practicable having regard to the interests in ensuring that all Transferring Employees are informed of the process and have any questions or concerns addressed so far as is reasonably practicable.

(g)
Where an amount is not transferred in accordance with clause 12(c), the amount will be dealt with in accordance with the provisions of the governing rules of the relevant Vendor’s Superannuation Fund and any applicable laws.

13.	Trade Debts

13.1	Collection of the Trade Debts

(a)	The Vendor is entitled to the Trade Debts.

(b)
The Vendor and the Purchaser will, and the Vendor will ensure that all other Vendor Group Members will, comply with the debt collection parameters contained in clause 13.2 in relation to the collection of the Trade Debts and all debts and other money which is, or becomes, owing to the Vendor in connection with the conduct of the Business prior to the Completion Date.

(c)
In clause 13 of this Agreement, “Vendors’ Debts” means Trade Debts and all debts and other money which is, or becomes, owing to the Vendors in connection with the conduct of the Business on or prior to the Completion Date.

13.2	Debt Collection Parameters

(a)	The parameters applicable to the collection of debts to be adopted by the Vendor (and Vendor Group Members) and the Purchaser (and Related Bodies Corporate of the Purchaser) are as follows:

(b)
any amount received by a Vendor (or any Vendor Group Member) or the Purchaser (or any Related Body Corporate of the Purchaser) in payment of, or which is readily reconcilable with, specific Vendors’ Debts or debts to the Purchaser must be treated as a payment of those Vendors’ Debts or debts to the Purchaser (as the case may be);

(c)	where any amount received by a Vendor (or any Vendor Group Member) or the Purchaser (or any Related Body Corporate of the Purchaser) in payment of amounts which may include Vendors’ Debts and:

(i)	the debtor owes separate debts to the Purchaser (“Purchaser Debts”); and

(ii)	the amount paid is not identified by the debtor as a payment of, or is not readily reconcilable with, specific Vendors’ Debts or specific Purchaser Debts,

the amount must be applied as follows and in the following order:

(iii)
first, against Vendors’ Debts outstanding for not more than 120 days after the due date (in accordance with the relevant invoice) for payment (unless a dispute exists between the Vendor and the customer in relation to the debt) and those which have been outstanding the longest within that 120 day period must be paid before the others;

(iv)
second, against Purchaser Debts outstanding for not more than 120 days after the due date (in accordance with the relevant invoice) for payment (unless a dispute exists between the Purchaser and the customer in relation to the debt) and those which have been outstanding the longest must be paid before the others;

(v)
third, against Vendors’ Debts and Purchaser Debts not covered by clause 13.4(b)(iii) or (iv) (unless a dispute exists between the Vendor and the customer) and those which have been outstanding the longest must be paid before the others;.

(d)	the Vendor must not (and the Vendor must ensure that each Vendor Group Member does not) issue any credit notes in relation to any Trade Debts other than in the usual course of business;

(e)	the Purchaser must not issue any credit note in relation to services provided by the Vendor prior to Completion without the prior written consent of the Vendor; and

(f)
the Vendor must not (and the Vendor must ensure that each Vendor Group Member does not) refer any Vendors’ Debt to a debt collection agency, issue a letter of demand, commence any proceedings or actions in any court or tribunal or issue instructions to prepare, issue or commence any demand, proceedings or action unless 30 days have passed since the due date for payment and in any event not prior to the date which is 3 weeks from the Completion Date.

13.3	Written account and payment

On or before each Wednesday during the 3 months after the Completion Date the parties must:

(a)	meet to discuss the Vendors’ progress in relation to the collection of the Trade Debts;

(b)	provide a written account of the collection of the Trade Debts by each party for the previous week; and

(c)	each pay to the other party all amounts collected by that party and owing to the other party under clause 13.4.

13.4	Vendors’ responsibility

(a)	For the avoidance of doubt, the Vendor is responsible for the collection of any Trade Debts.

(b)
The Purchaser will not be liable for any Loss suffered by the Vendor (or any Vendor Group Member) as a result of or in any way arising from or in connection with any act or omission of the Purchaser in complying with this clause 11, other than loss arising from fraud or wilful default by the Purchaser.

(c)
The Vendor will not be liable for any Loss suffered by the Purchaser (or any Related Body Corporate of the Purchaser) as a result of or in any way arising from or in connection with any act or omission of the Vendor in complying with this clause 13, other than loss arising from fraud or wilful default by the Vendor.

14.	Vendor’s Obligations

14.1	Conduct of Business

Until Completion the Vendor must, and must procure that all other Vendor Group Members, carry on its business to the extent that it relates to any Assets or comprises part of the Business, and must carry on the Business in the ordinary course.

14.2	Representation

With effect from the date on which the Interdependence Condition is satisfied until Completion:

(a)	the Purchaser may identify one person to act as its representative at each of the places at which the Business is carried out (each, a “Representative”);

(b)	the Vendor must procure that each Representative is provided with an office and secretarial, administrative and computer and communications support at any place at which he or she is based;

(c)
the Vendor must procure that each Representative is afforded full and free access to the Business premises and operations at and about the place at which he or she is based, provided that the Purchaser must use all reasonable endeavours to ensure that such access does not materially adversely affect the conduct of the Business.;

14.3	Access to Business, Assets and Management

(a)
With effect on and from the date on which the Interdependence Condition is satisfied until Completion, the Vendor undertakes to procure that the Purchaser and its advisers are allowed full and free access to:

(i)	the Business Records and the Assets; and

(ii)	all Employees,

on reasonable notice and during normal business hours in the relevant location where access is sought, to enable the Purchaser to become familiar with the Business and the capacity and capabilities of the Employees (including management personnel) to conduct the Business provided that the Purchaser must use all reasonable endeavours to ensure that such access does not materially adversely affect the conduct of the Business.

(b)
With effect on and from the date on which the Interdependence Condition is satisfied until Completion, the Vendor undertakes to procure that management of the Vendor Group are reasonably available to assist the Purchaser and its advisers in communication and liaison with customers of the Business and development of its plans to integrate the Business with the business of the Purchaser Group.

14.4	Restricted actions

Without limiting clause 14.1, until Completion, the Vendor must procure that unless the Purchaser otherwise agrees in writing (such consent not to be unreasonably withheld) or this Agreement expressly provides to the contrary:

(a)	no Vendor Group Member will create or grant any Encumbrance over the Assets or agree to do so, other than in the ordinary course of business;

(b)
no Vendor Group Member will enter into, terminate or vary any agreement, arrangement or understanding relating exclusively to the Business or the Assets which involves the incurring of a total liability over the life of the agreement, arrangement or understanding in excess of $250,000;

(c)
no Vendor Group Member will enter into, terminate or vary any agreement, arrangement or understanding relating exclusively to the Business or the Assets that involves the purchase or sale or other disposal of any assets with a value in excess of $50,000;

(d)	no Vendor Group Member will enter into any real property lease relating exclusively to the Business;

(e)	no Vendor Group Member will enter into, terminate or vary any contract, agreement, arrangement or understanding with a customer of the Business; or

(f)
no Vendor Group Member will enter into, terminate or vary any agreement, arrangement or understanding concerning an Employee or Independent Contractor where the annual remuneration payable to such Employee or Independent Contractor will exceed $75,000.

14.5	Access to Excluded Business Records

(a)
After the Completion Date, the Vendor must keep the Excluded Business Records for five years from the Completion Date or such longer period as any applicable law requires that such records must be maintained.

(b)
During the period referred to in clause 14.4(a), the Vendor must provide the Purchaser reasonable access to the Excluded Business Records and assistance (including copies of relevant documents) as reasonably requested by the Purchaser, including such access as reasonably required to permit the Purchaser to complete tax returns.

(c)
If, at the conclusion of the period referred to in clause 15.5(a), in respect of a particular record therein referred to, the relevant Vendor Group Member proposes to destroy that record, it must first offer that record to the Purchaser and unless the Purchaser advises within 10 Business Days that it has a legitimate commercial reason for access to that document (which reason is reasonably acceptable to the Vendor) and that it wishes to retain that record, it may then be destroyed.

14.6	Websites

Unless otherwise agreed in writing, from Completion and for a period of 12 months, the Vendor must ensure that its website contains a hypertext link whereby all persons trying to make enquiries of the Business at that website are directed to the Purchaser’s website at the address identified for this purpose by the Purchaser in writing to prior to Completion, provided that Vendor shall have no Liability whatsoever to the Purchaser for any failure of the hypertext link for any reason.

15.	Purchaser’s Obligations

15.1	Supply of references

Before and after Completion, the Purchaser must promptly supply such references or information and do anything else reasonably required (excluding paying money or providing other valuable consideration to or for the benefit of any person (except where this Agreement expressly provides otherwise)) by:

(a)	any lessor named in the Leases; or

(b)	any third party named in the Business Contracts.

15.2	Fixed Assets

(a)
Without limiting the Adjustment Amount mechanism in clause 4.2, the Purchaser acknowledges and agrees that the Fixed Assets may include plant and equipment which is a fixture or a tenant’s fixture or a part of the land on which it is situated. The Purchaser acknowledges that it has satisfied itself completely about the existence of such items and their value.

(b)
Without limiting the Adjustment Amount mechanism in clause 4.2, and notwithstanding that the Purchaser vacates Premises at or any time after Completion, the Purchaser may not make any claim against the Vendor in relation to the value or classification of such items of Fixed Assets on the basis of them being fixtures, tenant’s fixtures or part of the land on which they are being situated.

15.3	Access

(a)
After the Completion Date, the Purchaser must keep the Business Records delivered to the Purchaser on Completion for 5 years from the Completion Date or such longer period as any applicable law requires that such records must be maintained.

(b)
During the period referred to in clause 15.3(a), the Purchaser must provide the Vendor reasonable access to the Business Records and assistance (including copies of relevant documents) as reasonably requested by the Vendor, including such access as reasonably required to permit Vendor Group Members to complete tax returns.

(c)
If, at the conclusion of the period referred to in clause 16.3(a), in respect of a particular record therein referred to, the Purchaser proposes to destroy that record, it must first offer that record to the Vendor and unless the Vendor advises within 10 Business Days that it has a legitimate commercial reason for access to that document (which reason is reasonably acceptable to the Purchaser) and that it wishes to retain that record, it may then be destroyed.

15.4	Trade Mark Licence

(a)	Grant of Licence

(i)
The Vendor grants to the Purchaser a non-exclusive royalty free licence to use the Trade Marks in Australia (the “Territory”) for the term set out in clause 15.4(a)(ii) and only as permitted by the terms and conditions set out in this clause 15.4. The Purchaser acknowledges that this licence is granted for transitional purposes only.

(ii)
The Purchaser may only exercise its rights under the licence granted pursuant to clause 15.4(a)(i) to the extent that the Vendor (or any Vendor Group Member) used the Trade Marks in relation to the Business immediately prior to the Completion Date and:

A.
in the case of any external communications (other than external communications acknowledging that the Business and the Assets were previously owned by the Vendor Group (in this clause 15.4, “Acknowledgements”) or any other use except those uses set out in paragraph B below), for as long as is reasonably necessary and in any event no later than the date which is one month from the Completion Date;

B.
in the case of external signage of the Premises and the outward appearance, get-up or look of other Assets acquired under this Agreement (including motor vehicles) and in the case of any Acknowledgements, for as long as is reasonably necessary and in any event no later than the date which is:

1)	in the case of the Premises, 6 months from the Completion Date; and

2)	in the case of all other Assets (including motor vehicles) and all Acknowledgements, 9 months from the Completion Date,

unless the Vendor has given its prior written consent (which shall not be unreasonably withheld) to the continued use of any of the Trade Marks.

(b)	Terms of Use

(i)
The Purchaser may only use the Trade Marks in accordance with the guidelines and standards of the Vendor Group and advised to the Purchaser prior to Completion, as amended by the Vendor Group with the prior consent of the Purchaser (which consent shall not be unreasonably withheld) (the “Guidelines”).

(ii)	In the event of any conflict between this Agreement and the Guidelines, this Agreement will prevail.

(iii)	The Purchaser must not use the Trade Marks in a manner which the Purchaser knows, or ought reasonably know, is prejudicial to the Vendor or a Vendor Group Member.

(iv)	The Purchaser acknowledges that each of the Trade Marks is of particular importance and value to the Vendor and that the Trade Marks are the sole and exclusive property of the Vendor.

(v)
If, in its discretion, the Vendor decides that use of any of the Trade Marks by the Purchaser is in any way prejudicial to the maintenance of any registration of or any other rights of the Vendor in any of the Trade Marks, the Vendor may direct the Purchaser to change its manner of use of any of the Trade Marks within a reasonable time specified by the Vendor, having regard to the steps and costs that the Purchaser would need to undertake to comply with that direction.

(vi)
If the Vendor directs the Purchaser to change its manner of use pursuant to clause 15.4(b)(vi), the Purchaser must take all actions reasonably necessary to ensure that its manner of use of the Trade Marks is changed in the manner directed by the Vendor and that all other use of the Trade Marks ceases within the time specified by the Vendor.

(c)	Purchaser Acknowledgements

Except as expressly provided in this Agreement, the Purchaser acknowledges that:

(i)	all right, title and interest in and to each of the Trade Marks is and remains vested absolutely in the Vendor;

(ii)	the Vendor has the right to apply to register each of the Trade Marks for such goods and/or services as the Vendor sees fit;

(iii)	except for the licence and permission granted to it by this Agreement, the Purchaser has no right, title or interest in or to any of the Trade Marks; and

(iv)	all goodwill and any other right, title and interest arising from the use of any of the Trade Marks by the Purchaser will enure solely for the benefit of the Vendor.

(d)	Undertakings

Except as expressly provided in this Agreement, the Purchaser undertakes to the Vendor that:

(i)	the Purchaser will not itself or assist any third party to challenge or in any way impugn the registration, validity of or ownership of any of the Trade Marks;

(ii)
the Purchaser will not at any time use any of the Trade Marks in a manner likely to prejudice the distinctiveness or reputation of any of the Trade Marks or the validity of any registration for any of the Trade Marks. In particular, without limiting the generality of the foregoing, the Purchaser will not, without the Vendor’s prior written consent, use in its business any other trade mark which is substantially identical with or deceptively similar to any of the Trade Marks or so nearly resembling any of the Trade Marks as to be likely to deceive or cause confusion;

(iii)	the Purchaser will not use any of the Trade Marks in juxtaposition to any other trade marks, embellishment or device without the prior written consent of the Vendor;

(iv)
the Purchaser will not either within or outside the Territory seek to register any of the Trade Marks for any goods or services in respect of which any of the Trade Marks are registered or used or for any similar or closely related goods or services; and

(v)
the Purchaser will, from time to time at the request of the Vendor, execute and provide to the Vendor (or as the Vendor may direct) any consents, authorisations or other documents required to secure or perfect the Vendor’s rights, titles and interests in and to any of the Trade Marks.

(e)
Where any of the Trade Marks is used in a document issued by or on behalf of the Purchaser, or where any goods and services bear or are advertised, promoted, offered for sale or sold under or by reference to any of the Trade Marks, the Purchaser must, unless otherwise authorised by the Vendor, include in that document or on or in relation to those goods and services the text:

“MAYNE is a trade mark used under licence from by”,

positioned as a footnote as close as practicable to where the Trade Marks first appear in that document or on or in relation to those goods and services.

15.5	Cessation of use of Reserved Name

The Purchaser acknowledges that prior to Completion, the Vendor will:

(a)
provide the Vendor with copies of completed Notices of Cessation of Business Name (or equivalent document) for any business names used by the Business which incorporate the Reserved Name with proof that they have been lodged with the appropriate authorities by Completion; and

(b)	cancel any domain names used by the Business which incorporate the Reserved Name.

15.6	Infringement

(a)
If the Purchaser receives notice, or otherwise becomes aware, of any infringement of, misuse of, unauthorised use of, act inconsistent with, challenge to or claim, demand or suit against or related to any of the Trade Marks (an “Infringement”), the Purchaser must notify the Vendor as soon as possible giving such detailed particulars of the Infringement as it reasonably can.

(b)	The Vendor may consult with the Purchaser about the appropriate action to take in relation to any Infringement notified by the Purchaser to the Vendor pursuant to clause 15.6(a).

(c)	The Vendor may in its sole discretion:

(i)	take such action as it deems necessary or desirable (including issuing, conducting or settling legal or administrative proceedings) to bring the Infringement to an end;

(ii)
require the Purchaser at the Vendor’s reasonable expense to take such action as the Vendor deems necessary or desirable (including issuing, conducting or settling legal or administrative proceedings) to bring the Infringement to an end;

(iii)	elect to take no action at all, in which case no action will be taken by the Purchaser in respect of that Infringement; or

(d)	the Vendor may in any action in accordance with clause 15.6(a) require the Purchaser at the Vendor’s reasonable expense to assist the Vendor in any action taken to bring the Infringement to an end.

15.7	Indemnity

The Purchaser must indemnify each Vendor Group Member against all Liabilities incurred or suffered by any Vendor Group Member as a result of, or arising directly or indirectly out of a failure of the Purchaser to comply with clauses 15.4, 15.5 and 15.6.

15.8	Assistance with litigation

In respect of any claims, proceedings, disputes or other litigation matters relating to the Business and in respect of which a Vendor Group Member may be liable (“Litigation”), the Purchaser must ensure that, to the extent it is not prohibited from doing so in respect of any obligations of confidence it owes to unrelated third parties:

(a)
the Vendor or the relevant Vendor Group Member and their Representatives are given full access to, and are permitted to take copies of, all relevant documentation exclusively relating to the Business in the possession, custody or control of any member of the Purchaser Group for the purposes of dealing with such Litigation;

(b)
the Vendor or the relevant Vendor Group Member and its Representatives are given reasonable access (at the Vendor’s expense, including reasonable contributions to the total employment cost of any employees of the Purchaser Group who provide such assistance, taking into account the proportion of time spent by such employees in providing such assistance) to any Representatives of any member of the Purchaser Group for the purposes of dealing with such Litigation, including by procuring that such persons:

(i)	attend interviews at the premises of the Vendor;

(ii)	give evidence in Court at the request of the Vendor or the relevant Vendor Group Member; and

(iii)	provide all other reasonable assistance in relation to any Litigation,

provided that the Vendor or the relevant Vendor Group Member must take reasonable steps to minimise any disruption caused to the business of the relevant member of the Purchaser Group.

16.	Liabilities

The Purchaser must Assume on and from Completion the Assumed Liabilities. From that time, the Purchaser will be solely responsible for and must indemnify each Vendor Group Member in respect of the Assumed Liabilities.

17.	Warranties and indemnities

17.1	Vendor’s Warranties and acknowledgment

(a)
As part of the terms of the sale of the Business and the Assets, but subject to clauses 17.1(c), 17.3 and 18, the Vendor warrants to the Purchaser that each Warranty is accurate and so warrants as at the date of this Agreement, and (except where the context indicates a contrary intention) separately as at a time immediately before Completion.

(b)	The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance on the Warranties.

(c)	Each Warranty is separate and independent and not limited by any other Warranty or any other provision of this Agreement except to the extent expressly provided to the contrary in this Agreement.

17.2	Exceptions for disclosures and public records

The Warranties are given subject to disclosures or matters fairly recorded (both as to content and in context) in this Agreement or fairly in the Disclosure Material (both as to content and in context) or in the Public Register Information, and the Purchaser and the Purchaser’s Guarantor cannot claim that any fact, matter or circumstance causes:

(a)	any damage or loss to the Purchaser;

(b)	the Warranties to be false or misleading; or

(c)	the Warranties to be breached,

if the fact, matter or circumstance is fairly disclosed (both as to content and in context) in this Agreement or in the Disclosure Material or in the Public Register Information.

17.3	Sole Remedy

The Purchaser acknowledges that it is not entitled to rescind or terminate this Agreement.

17.4	Purchaser’s warranties

As part of the terms of this Agreement the Purchaser and the Purchaser’s Guarantor warrant to the Vendor in the terms set out in Schedule 10 as at the date of this Agreement and separately as at a time immediately before Completion.

18.	Limitation of liability

18.1	No reliance on and no liability for matters outside this Agreement

(a)	The Purchaser and the Purchaser’s Guarantor each acknowledge that:

(i)
no other party (nor any person acting on its behalf) has made any warranty or representation or other inducement to it to enter into this Agreement, except for warranties or representations or inducements expressly set out in this Agreement; and

(ii)
it does not enter into this Agreement in reliance on any warranty or representation or other inducement by or on behalf of any other party, except for any warranty or representation or inducement expressly set out in this Agreement.

(b)	The Purchaser and the Purchaser’s Guarantor each acknowledge and warrant that:

(i)
the Purchaser has undertaken a due diligence investigation in relation to the Business, the Assets and the Premises in accordance with a process designed and implemented by the Vendor and its advisers;

(ii)	it enters into this Agreement solely as a result of that due diligence and its other investigations, inquiries, advice and knowledge concerning the Business, Assets and Premises; and

(iii)
it has not relied and does not rely on any statement, disclosure, representation or warranty, whether express or implied, made by or on behalf of the Vendor which is not set out in this Agreement, whether in relation to the sale of the Assets or otherwise.

(c)	Neither the Purchaser nor the Purchaser’s Guarantor will not bring any Claim or Action unless it is based solely on and limited to the regime established under of this Agreement.

(d)
Except for the Vendor’s obligations under the Warranties, by this Agreement the Purchaser and the Purchaser’s Guarantor each release the Vendor and its Officers, employees, advisers and agents, from all claims, demands, obligations or liabilities whether in tort (including negligence), statute, contract, or otherwise which it has or may have after the date of this Agreement which arise out of the negotiations for and subject matter of this Agreement, other than as may be provided for in this Agreement.

18.2	Limitations of liability

Notwithstanding anything to the contrary contained in this Agreement (other than clause 11.2), the Vendor will not be liable for any Claims or Actions:

(a)	(Purchaser insured): to the extent that the Claim or Action arises or is in respect of matters against which the Purchaser is insured for loss or damage suffered by it and either:

(i)	the Purchaser has not made and diligently prosecuted a claim under the relevant insurance policy; or

(ii)	the Purchaser has actually recovered such loss under the relevant insurance policy.

(b)
(Periods before Vendor’s ownership): to the extent the Claim or Action arises as a result of or in respect of any event, transaction, default, omission, matter or act which occurred or was carried out at any time before the Vendor owned the Assets or Business to which the Claim or Action relates;

(c)
(Purchaser’s awareness): where the Purchaser is, prior to Completion, aware of the matter giving rise to the Claim or Action and does not before Completion give written notice to the Vendor of the matter;

(d)
(Purchaser’s own actions): to the extent that the Claim or Action is a direct result of or consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Purchaser after Completion and where it was known or ought reasonably to have been known by the person concerned that a Claim or Action would result;

(e)	(Loss only compensated once): to the extent that the Purchaser has recovered the same loss under any other provision of this Agreement or any other document referred to in this Agreement;

(f)	(Purchaser otherwise compensated): to the extent that the subject of the Claim or Action has been or is made good or is otherwise compensated for without cost to the Purchaser;

(g)
(Last Accounts or Completion Accounts): to the extent that the matter in respect of which the Claim or Action is made is accrued, provided for or otherwise reflected in the Last Accounts or the Completion Accounts and taken into account in determining the Net Assets at Completion and the amount paid as the Adjustment Amount;

(h)
(No indirect or consequential loss): to the extent that the Claim or Action relates to any exemplary, special indirect, incidental or consequential loss (including any actual or prospective loss of revenue or profit) suffered by the Purchaser;

(i)
(Legislation): to the extent that the Claim or Action is as a result of or in respect of, or where the Claim or Action arises from any act, matter, omission, transaction or circumstance which would not have occurred but for any legislation not in force at the date of this Agreement or any change of any law or administrative practice of any governmental agency, including any such legislation or change which takes effect retrospectively or any increase in the rates of Tax liable to be paid or any imposition of Tax not in effect at the date of this Agreement;

(j)
(Purchaser’s actions in relation to Tax): to the extent that the circumstances giving rise to the Claim or Action result in a savings in Tax to the Purchaser or would have so resulted had the Purchaser availed itself of proper credits, deductions, allowances and other savings in respect of Tax;

(k)
(Labour disputes): to the extent that any labour dispute, strike or work stoppage arises from or is connected with the Purchaser not offering employment to one or more Employees or not offering to engage one or more Independent Contractors as required by this Agreement;

(l)	(Time limits): unless the Purchaser has given written notice to the Vendor setting out specific details of the Claim or Action within:

(i)	4 years after the Completion Date in respect of any Claim or Action relating to Tax except where the Claim or Action relating to Tax arises due to fraud or evasion on the part of any Vendor Group Member in which case no time limit shall apply;

(ii)	3 years in respect of any Claim or Action relating to the Environment; and

(iii)	2 years in respect of all other Claims or Actions; and

within 12 months of the Vendor receiving that notice, the Claim or Action has been:

(iv)	admitted or satisfied by the Vendor; or

(v)	settled between the Vendor and the Purchaser; or

(vi)	referred to a Court of competent jurisdiction by the Purchaser instituting and serving legal proceedings against the Vendor in relation to the Claim or Action;

(m)	(Lower dollar limits): unless:

(i)	the amount finally awarded or agreed as being payable in respect of the Claim or Action in question is not less than $100,000; and

(ii)
the aggregate amount finally awarded or agreed as being payable in respect of all Claims and Actions and all Contract Logistics Claims or Actions is not less than $2,000,000, in which event the Vendor is only liable for so much of that amount as exceeds $2,000,000 (in which case the Vendor shall be liable for the full amount of the Claim and not just the excess);

(n)
(Environment): other than in respect of a breach of the Warranties contained in paragraph 14 of Schedule 9, where the Claim or Action relates to any environmental matter or circumstance, including in relation to any Contamination, or any breach of any Environmental Law.

18.3	Maximum liability for claims

The maximum aggregate amount recoverable by the Purchaser from the Vendor in respect of all Claims and Actions and all Contract Logistics Claims or Actions will be $150 million.

18.4	Reimbursement for amounts recovered

The Purchaser will reimburse the Vendor for amounts paid by the Vendor to the Purchaser or any Related Body Corporate of the Purchaser in respect of any Claim or Action to the extent to which the same is recovered by the Purchaser or any Related Body Corporate of the Purchaser from any third party, including but not limited to suppliers, manufacturers or insurers.

18.5	Notice and Access

The Purchaser must:

(a)
give the Vendor notice in writing of each fact or circumstance that may give rise to a Claim or Action by the Purchaser under this Agreement as soon as reasonably practicable but in any event within 6 weeks of the fact or circumstance coming to the attention of senior management of the Purchaser; and

(b)
give the Vendor access to all relevant business records together with all other records, correspondence and information as the Vendor may reasonably request (but only to the extent that that information relates to the Claim or Action).

The Purchaser must indemnify the Vendor to the extent that any Liability is suffered or incurred by the Vendor as a direct consequence of any breach by the Purchaser of the obligations in this clause 18.5.

18.6	Third party claims

(a)
If any claims, demands, actions or proceedings are made or instituted against the Purchaser or any Related Body Corporate of the Purchaser (“Relevant Member”) in respect of which the Purchaser may seek to make any Claim or Action (any such claims, demands, actions or proceedings being hereinafter called a (“Third Party Claim”), the following procedure applies:

(i)	the Purchaser will give prompt written notice of the Third Party Claim to the Vendor and will ensure that it consults with the Vendor concerning such claim;

(ii)
the Purchaser will not itself, nor allow the Relevant Member to admit, compromise, settle or pay any such Third Party Claim or take any other steps which may in any way prejudice the defence or challenge thereof without the prior written consent of the Vendor, except as may be reasonably required in order to prevent any judgment against the Relevant Member;

(iii)
the Purchaser will procure that the Relevant Member will permit the Vendor at the Vendor’s expense to take such reasonable action in the name of the Relevant Member to defend or otherwise settle the Third Party Claim as the Vendor may reasonably require;

(iv)
the Purchaser will ensure that the Vendor and its representatives are given reasonable access to such Officers and employees, and the documents and records of the Purchaser or any Related Body Corporate of the Purchaser as may be reasonably required by the Vendor in relation to any action taken or proposed to be taken by the Vendor under clause 18.6(a)(iii); and

(v)
the Purchaser will ensure that neither it nor any Related Body Corporate of the Purchaser does or causes to be done anything in relation to the Third Party Claim which compromises or prejudices the Vendor’s rights under this clause 18.6(a).

(b)
The Vendor will not be liable to the Purchaser for any Claim or Action arising from a Third Party Claim to the extent to which the Purchaser does not comply with clause 18.5(a) in all material respects.

18.7	Vendor to assist Purchaser

Where the Claim or Action arises out of, or is in respect of, matters against which the Purchaser is insured for loss or damage suffered by it, the Vendor will take all reasonable steps to assist the Purchaser to establish an entitlement to indemnity under the relevant insurance contract and will take all reasonable steps to assist the Purchaser to defend the Claim or Action.

18.8	Adjustment to Purchase Price

If any amount is payable or paid by the Vendor to the Purchaser in respect of a Claim or Action, such amount will be deemed to be a reduction in the Purchase Price of:

(a)	to the extent that the Claim or Action is directly attributable to an individual asset or a category of assets referred to in clause 4.5, that asset or category of assets; and

(b)	in all other circumstances, the Goodwill.

19.	Guarantees and indemnities

19.1	Guarantee of Purchaser’s obligations

The Vendor has entered into this Agreement at the request of the Purchaser’s Guarantor and on condition that the Purchaser’s Guarantor should guarantee to the Vendor the due performance and observance by the Purchaser of the terms, covenants, conditions and warranties of this Agreement to be observed and performed by the Purchaser.

19.2	Purchaser’s Obligations

By executing this Agreement, the Purchaser’s Guarantor guarantees to the Vendor the due performance and observance by the Purchaser of each and every of the obligations of the Purchaser undertaken by the Purchaser in entering into this Agreement, including the due and punctual payment to the Vendor of all money due or which may become due from the Purchaser under this Agreement or arising out of any breach by the Purchaser of the terms, covenants, conditions and warranties contained in this Agreement (“Purchaser’s Obligations”).

19.3	Default

The Purchaser’s Guarantor will be responsible to the Vendor in respect of the Purchaser’s Obligations in the same manner as if the Purchaser’s Guarantor were the Purchaser under this Agreement.

19.4	Indemnity

The Purchaser’s Guarantor covenants and agrees with the Vendor to indemnify the Vendor in respect of any breach or default by the Purchaser or the unenforceability or voidability of any of the Purchaser’s Obligations.

19.5	Terms of Guarantee and Indemnity

The Purchaser’s Guarantor agrees that:

(a)	the guarantee and indemnity in this clause 19 shall continue in full force and effect notwithstanding Completion;

(b)	the Purchaser’s Guarantor will pay any money due to the Vendor by reason of the guarantee and indemnity in this clause 19 on demand.

(c)	the Vendor may proceed against the Purchaser’s Guarantor without first having proceeded against the Purchaser without affecting the liability of the Purchaser’s Guarantor under this Agreement;

(d)
no extension of time or other indulgence granted to the Purchaser or the Purchaser’s Guarantor by the Vendor will operate to affect or modify any of the obligations or covenants of the Purchaser’s Guarantor under this Agreement;

(e)
the guarantee and indemnity in this clause 19 will be a continuing guarantee and will remain in full force and effect until all money now or at any time payable by the Purchaser to the Vendor has been fully paid, including money the payment or satisfaction of which is subsequently avoided or affected in any way whether under any statutory provision or otherwise so as to deprive the Vendor of the full benefit of such payment or satisfaction;

(f)	the liability of the Purchaser’s Guarantor under the guarantee and indemnity in this clause 19 will not be affected by the insolvency, bankruptcy or winding up of the Purchaser; and

(g)
as a separate and independent stipulation the Purchaser’s Guarantor agrees and declares that all or any sums of money which may not be recoverable from the Purchaser’s Guarantor under the guarantee and indemnity in this clause 19 will be recoverable from the Purchaser’s Guarantor as sole or principal debtor and will be paid by the Purchaser’s Guarantor on demand.

20.	Restraint

20.1	Undertaking

Subject to clause 20.6, the Vendor undertakes to the Purchaser that it will not, and that it will procure that no other Vendor Group Member will (whether alone or jointly with another and whether directly or indirectly) within the Restraint Area during the Restraint Period:

(a)
carry on or be engaged or concerned or interested economically or otherwise in any manner whatsoever in any business or activity which is the same as, substantially similar to or competitive with the Business (“Competing Business”);

(b)
solicit, canvass, induce or encourage any person who was at any time during the twelve month period prior to Completion an employee or agent of the Business to leave the employment or agency of the Business;

(c)
solicit, canvass, approach or accept any approach from any person who was at any time during the twelve month period prior to Completion an employee or agent of the Business to cease doing business with the Business or reduce the amount of business which a client or customer would normally do with the Business with a view to obtaining the custom of that person in a business which is the same as, substantially similar to or competitive with the Business; or

(d)	other than in exercise of its rights and obligations under this Agreement, interfere with the relationship between the Business and its financiers, clients, customers, employees or suppliers,

without the prior written consent of the Purchaser.

20.2	Interpretation

In this clause 20:

“Restraint Area” means Australia; and

“Restraint Period” means the period commencing on the Completion Date and ending at the expiration of each of the following periods after the Completion Date:

(a)	60 months;

(b)	54 months;

(c)	48 months;

(d)	42 months;

(e)	36 months;

(f)	30 months; and

(g)	24 months.

Each covenant and restraint set out in clause 20.1 has effect as a separate and independent obligation.

20.3	Severability

If any of:

(a)
the several separate and independent covenants and restraints in clause 20.1 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 20.1; and

(b)
the prohibitions or restrictions contained in clause 20.1 are judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Business but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

20.4	Acknowledgment by the Vendor

The Vendor acknowledges that the prohibitions and restrictions contained in clause 20.1 are reasonable in the circumstances and necessary to protect the goodwill of the Business.

20.5	Further undertakings by the Vendor

The Vendor further undertakes to the Purchaser that, after Completion, no Vendor Group Member will, without the prior written consent of the Purchaser:

(a)	represent itself, or hold itself out, as being in any way connected with or interested in the Business; or

(b)	take any action or make any statement that is likely, or calculated, to lead to any person withdrawing from the Business any rights of custom, import, supply, distribution or agency; or

(c)	disclose or use (or cause to be disclosed or used) to the detriment of the Purchaser or the Business any confidential information relating to the Business except where such use or disclosure

(i)	is made with the prior written consent of the Purchaser; or

(ii)	is in connection with complying with any obligation of the Vendor or a member of the Vendor Group or enforcing any right of the Vendor or a member of the Vendor Group under this Agreement; or

(iii)	is required by law (including pursuant to an order, rule, regulation or policy of any Government Authority or any stock exchange).

20.6	Exceptions

(a)
Notwithstanding any other provision of this Agreement, the restriction under this clause 20 which prevents or restricts any activities of any Vendor Group Member shall terminate in respect of that Vendor Group Member and be of no further force or effect in respect of that Vendor Group Member on and from the date on which the relevant Vendor Group Member ceases to be a Vendor Group Member.

(b)	Nothing in this clause 20 prevents or restricts any of the Vendors (or any other Vendor Group Member) from:

(i)	holding less than 5% of the issued share capital in a company listed on a recognised stock exchange; or

(ii)	continuing to carry on any business that any Vendor Group Member carries on at the date of this Agreement other than the Business; or

(iii)
carrying on or being otherwise concerned with or interested in or acquiring any business of providing logistics services to any participant in the health industry provided that no Vendor Group Member will be engaged in providing a logistics solution for the health industry; or

(iv)
developing and carrying on its own logistics operations servicing the logistics requirements of the Vendor and the Vendor Group provided that no such logistics services are provided to third party customers outside the Vendor Group; or

(v)
conducting any Competing Business in the Restraint Area resulting from the making of an offer by any Vendor Group Member to acquire, or the acquisition by any such Vendor Group Member of, a controlling interest in any company or business (“Acquired Business”) where the EBITDA of the Competing Business comprises 25% or less of the EBITDA of the Acquired Business, as determined from the Acquired Business’s latest published accounts provided that the Vendor will, or will procure that the relevant Vendor Group Member will, sell the Acquired Business on terms and conditions reasonably acceptable to the Vendor or the relevant Group Member within 12 months of the date on which the acquisition of the Acquired Business is completed (disregarding any ongoing obligations) by the Vendor or relevant Vendor Group Member.

21.	GST

21.1	Interpretation

Except where this Agreement provides otherwise, terms used in this clause have the meanings given to those terms by the GST Act.

21.2	Reimbursements and similar payments

Any payment or reimbursement required under this Agreement that is calculated by reference to a cost, expense, or other amount paid or incurred by a party will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which that cost, expense or other amount relates.

21.3	GST payable

If GST becomes payable by a party to this Agreement (“Supplier”) in relation to any supply that it makes under or in connection with this Agreement, the parties agree that:

(a)
any consideration provided for that supply under this Agreement other than under this clause 21.3 (as reduced in accordance with clause 21.2 if applicable) or any value deemed for GST purposes in relation to that supply (“Agreed Amount”) is exclusive of GST;

(b)
an additional amount of consideration will be payable by the party providing consideration for that supply (“Recipient”) equal to the amount of GST payable by the Supplier in relation to that supply and the additional amount is payable at the same time as any part of the Agreed Amount is to be first provided for that supply; and

(c)
the Supplier will provide a tax invoice to the Recipient in respect of that supply, no later than the time at which the additional amount in respect of that taxable supply is payable pursuant to clause 21.3(b).

To the extent, if any, that consideration for a supply is specified in this Agreement to be inclusive of GST, that consideration shall be excluded from the Agreed Amount for the purposes of this clause 21.3.

21.4	Variation

If the GST payable in relation to a supply made by the Supplier under or in connection with this Agreement varies from the additional amount paid by the Recipient under clause 21.3 such that:

(a)	further GST is payable in relation to the supply; or

(b)	a refund or credit of GST is received in relation to the supply,

then the Supplier will issue an Adjustment Note and provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient. Any payment, credit or refund under this clause is deemed to be a payment, credit or refund of the additional amount payable under clause 21.3.

21.5	No merger

This clause shall not merge on Completion.

22.	General

22.1	Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Agreement.

22.2	Notices

Any communication under or in connection with this Agreement:

(a)	must be in writing;

(b)	must be addressed as shown below:

Vendor
Name:	Mayne Group Limited
Address:	Level 21, 390 St Kilda Road, Melbourne, Vic, 3004
Fax no:	03 9868 0718
For the attention of:	Chief Financial Officer

Purchaser
Name:	Linfox Swanston Street Pty Limited
Address:	1508 Centre Road, Clayton, Victoria 3168
Fax no:	03 9542 1244
For the attention of:	General Counsel

Purchaser’s Guarantor
Name:	Linfox Pty Limited
Address:	1508 Centre Road, Clayton, Victoria 3168
Fax no:	03 9542 1244
For the attention of:	General Counsel

(or as otherwise notified by that party to the other party from time to time);

(c)	must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 22.2(b); and

(e)	unless there is evidence to the contrary, will be deemed to be received by the addressee:

(i)
(in the case of prepaid post) on the third business day after the date of posting to an address within Australia, and on the fifth business day after the date of posting to an address outside Australia;

(ii)
(in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a non business day, or is after 5.00 pm on a business day, when that communication will be deemed to be received at 9.00 am on the next business day; and

(iii)
(in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 22.2(b), unless that delivery is made on a non business day, or after 5.00 pm on a business day, when that communication will be deemed to be received at 9.00 am on the next business day, and where “business day” means a day which is not a Saturday, Sunday or public holiday in the place of receipt of that communication.

22.3	Expenses

Except as otherwise provided in this Agreement, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement.

22.4	Stamp duties

(a)	The Purchaser will:

(i)
pay all stamp duties (apart from financial institutions duties or bank account debit taxes which will lie between the parties as they fall) and any related fines and penalties in respect of this Agreement, the performance of this Agreement and each transaction effected by or made under or pursuant to this Agreement; and

(ii)	indemnify each other party against any liability arising from the Purchaser’s failure to comply with clause
22.4(a)(i).

(b)	The Purchaser is authorised to make any application for and retain the proceeds of any refund due in respect of any stamp duty paid under this clause as contemplated by clause 22.4(a)(i).

22.5	Jurisdiction

(a)
Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Agreement.

(b)
Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (a) of this clause.

22.6	Amendments

This Agreement may only be varied by a document signed by or on behalf of each of the parties.

22.7	Assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party.

22.8	Waiver

(a)
Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement.

(b)	Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement.

22.9	Consents

Any consent referred to in, or required under, this Agreement from any party may not be unreasonably withheld, unless this Agreement expressly provides for that consent to be given in that party’s absolute discretion.

22.10	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

22.11	Indemnities

(a)
Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Agreement for any reason.

(b)	It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

22.12	Entire agreement

To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement:

(a)	embodies the entire understanding of the parties, and constitutes the entire terms agreed on between the parties; and

(b)	supersedes any prior written or other agreement between the parties.

22.13	Confidentiality and public announcements

(a)
Subject to clause 22.13(b) and 22.13(c), each party must keep the terms of this Agreement, and information of which it has become aware in connection with this Agreement, confidential provided that the clause will not limit the ability of the Purchaser to use such information where it relates to the Business.

(b)	A party may make any disclosure in relation to this Agreement:

(i)	to any professional adviser, financial adviser, banker, financier or auditor where that person is obliged to keep the information confidential;

(ii)	to the extent necessary to comply with any applicable law, or any requirement of any regulatory body (including any relevant recognised stock exchange);

(iii)	to any of its employees to whom it is necessary to disclose the information;

(iv)	to the extent necessary to obtain the consent of any third party to any term of, or to any act pursuant to, this Agreement;

(v)	to the extent necessary to enforce its rights or to defend any claim or action under this Agreement;

(vi)	to a Related Body Corporate of the party, provided that Related Body Corporate first undertakes to keep the information confidential; or

(vii)	where the information has come into the public domain through no fault of that party.

(c)
If this Agreement is rescinded or terminated, the Purchaser will stop using and return to the Vendor all information and documents disclosed or provided to it or to any Related Body Corporate of it or to the directors, secretary or professional advisers of the Purchaser or of any such Related Body Corporate in connection with the sale of the Assets and the Business.

(d)
Except as required by applicable law or the requirements of any regulatory body (including any relevant stock exchange), all press releases and other public announcements in relation to this Agreement must be in terms agreed in writing by the parties.

(e)
The Vendor and the Purchaser agree that on and form Completion the Confidentiality Agreement between the Vendor and Linfox Australia Pty Limited dated on or about 15 July 2002 (“Confidentiality Agreement”) shall not apply in respect of “Confidential Information”, as defined under the Confidentiality Agreement, which exclusively relates to the Business and the Assets or the Transferring Employees but in all other respects, the parties acknowledge that the Confidentiality Agreement survives this Agreement in accordance with its terms.

(f)
Where disclosure is required by applicable law or the requirements of any regulatory body (including any recognised stock exchange) which would otherwise be prohibited by the Agreement, the party proposing to make such disclosure must give the other parties as much notice as is reasonably practicable in the circumstances of the proposed disclosure and consult in good faith concerning that disclosure.

22.14	Privacy

(a)
The Purchaser shall, and shall use reasonable efforts to ensure that any of its contractors who have access to Personal Information because of this Agreement shall be, bound by Privacy Laws in respect of all Personal Information disclosed by the Vendor or otherwise collected by the Purchaser pursuant to this Agreement.

(b)
The Purchaser acknowledges its legal obligations under the Privacy Laws, and will use reasonable endeavours to procure that its contractors who have access to Personal Information because of this Agreement acknowledge their legal obligations under the Privacy Laws, in respect of all Personal Information provided by the Vendor to the Purchaser or its contractors pursuant to this Agreement.

(c)	The Purchaser undertakes that it will, and will use reasonable endeavours to procure that its contractors who have access to Personal Information because of this Agreement:

(i)	promptly follow any reasonable direction of the Vendor in relation to Personal Information;

(ii)	only use Personal Information for the primary purpose for which the relevant individuals provided that information, or any secondary purpose permitted by the Privacy Laws, and

(iii)	ensure that only authorised personnel have access to Personal Information and all relevant personnel are properly trained to meet the requirements of this clause.

(d)
Where the preceding requirements of this clause require the Purchaser to communicate with individuals in respect of Personal Information provided by the Vendor to the Purchaser or its contractors pursuant to this Agreement, the Purchaser shall act in accordance with the Vendor’s reasonable directions, in respect of such communications.

(e)
The Purchaser will use reasonable endeavours, on request by the Vendor, to provide reasonable assistance to the Vendor in dealing with any enquiries in relation to Personal Information provided by the Vendor to the Purchaser or its contractors pursuant to this Agreement.

22.15	Survival of certain provisions; no merger

(a)	Clause 19 and clause 22 will survive rescission or termination of this Agreement.

(b)	If this Agreement is rescinded or terminated, no party will be liable to any other party except in respect of any breach of this Agreement occurring before rescission or termination.

(c)
No right or obligation of any party (including in respect of any warranty or representation, including any Warranty or in respect of any indemnity) will merge on completion of any transaction under this Agreement.

(d)	All rights and obligations under this Agreement survive the execution and delivery of any transfer or other document which implements any transaction under this Agreement.

Executed as an agreement

Signed for and on behalf of Mayne Group Limited ABN 56 004 073 410 by its Attorneys under Power of Attorney dated 30 January 2002 each of whom declares that he or she holds the office in Mayne Group Limited indicated under his or her signature and that he or she has no notice of revocation of the Power of Attorney

Mayne Group Limited ABN 56 004 073 410 by its Attorneys: Signature of Attorney Name of Attorney in full Office Signature of Attorney Name of Attorney in full Office

Executed by Linfox Swanston Street Pty Ltd ACN 099 701 872 by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by Linfox Proprietary Limited ACN 004 667 298 by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Signed for and on behalf of Linfox Swanston Street Pty Ltd ACN 099 701 872 by its Attorney under a Power of Attorney dated                                 , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Signed for and on behalf of Linfox Proprietary Limited
ACN 004 667 298 by its Attorney under a Power of Attorney dated                                 , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Schedule 8
Premises

Part A
Leasehold Premises—Lease to be novated

Nil

Part B
Leasehold Premises—Lease to be assigned

Part Lot 21, Ghan Road, Alice Springs, NT

51 Kylie Cres Bateman’s Bay, NSW

59 Garsed Street Bendigo, Vic

61 Garsed Street Bendigo, Vic

27 Lester Street Bundaberg, Qld

20 Palmer Street, Cairns, Qld

Ipswick Road, Darra, Qld

31 Bromley Road, Emu Plains, NSW

5 Forrest Street, Geraldton, WA

6 Yandina Road, West Gosford, NSW

143 Shakespeare Street, Mackay, Qld

Unit 8, 185 Lake Road, Port Macquarie, NSW

4 Depot Street, Maroochydore, Qld

Factory 10 Sunview Cres, Mildura, Vic

1st Floor, 200 Arden Street, North Melbourne, Vic

Units 6, 7 and 8, 243 McLachlan Street, Orange, NSW

Corner Marian & Gibbons Streets, Redfern, NSW

15 Bolsover Lane, Rockhampton, Qld

100 Market Street, Sydney, NSW (Licence)

9 Stark Court, Toowoomba, Qld

25 Huon Street, Wodonga, Vic

32 Turbo Drive, Coorparoo, Qld

[Note—Express site shared with Armaguard, further information to be obtained]

Part C
Freehold Premises

69-73 Westgate Drive, Altona Nth, Vic

60-62 Hotham Parade, Artarmon, NSW

23-25 Byrne Street, Auburn, NSW

605C Latrobe Street, Ballarat, Vic

10 Arkley Street, Bankstown, NSW

Lot 3864 Pruen Road, Berrimah, NT

25 Alex Fisher Drive, West Burleigh, Qld

4 Madison Street, Canningvale, WA

6 Madison Avenue, Canningvale, WA

16 Concord Crescent, Carrum Downs, Vic

14 Concord Crescent, Carrum Downs, Vic

[Note: title to be consolidated with 16 Concord Crescent, Carrum Downs, Vic]

88 Bakers Road, Coburg, Vic

45 Argyle Parade, Darra, Qld

13 Esplanade, East Devonport, Tas

4 Kembla Street, Fyshwick, ACT

29 Lillypool Road, South Grafton, NSW

9-11 Bacon Street, Hindmarsh, SA

8-12 Bacon Street, Hindmarsh, SA

14-16 Bacon Street, Hindmarsh, SA

4 Garema Cir, Kingsgrove, NSW

115 Holbrook Street, Launceston (Invermay), Tas

12 Nellbern Road, Moorabbin, Vic

24 McIntyre Street, Mornington, Tas

14 Driffield Road, Morwell, Vic

48 James Street, Mount Gambier, SA

47 Arline Street, Mt. Isa, Qld

695-709 Queensberry Street, North Melbourne, Vic

45-47 Stuart Street, Perth, WA

24-28 Langford Street, Pooraka, SA

92-100 Turner Street, Port Melbourne, Vic

9 Argent Place, Ringwood, Vic

Part 107-113 Heatherdale Road, Ringwood, Vic (also knows as Agent Place, Ringwood, Vic)

88-92 Dalmeny Avenue, Rosebery, NSW

30 Avro Street, Tamworth, NSW

43 Duckworth Street, Townsville, Qld

2 Morton Close, Tuggerah, NSW

14 Prince of Wales Ave, Unanderra, NSW

1912 Sandgate Road, Virginia, Qld

25 Copland Street, Wagga Wagga, NSW

22 Callistemon Close, Warabrook, NSW

7 Hammond Pl, Warrnambool, Vic

2 Ambleside Street, West End, Qld

3 Lennox Place, Wetherill Park (Smithfield), NSW

132 Norrie Ave, Whyalla, SA

23 Huon Street, Wodonga, Vic

Schedule 9
Warranties

1.	Capacity and authority

(a)	The Vendor is a company properly incorporated and validly existing under the laws of Australia.

(b)
The Vendor has the legal right and full corporate power in its own right to enter into and perform this Agreement, has duly authorised the execution of this Agreement and has, together with any other relevant Vendor Group Members, obtained all necessary consents and taken all necessary action required otherwise to enable it, or the Vendor Group Member, as appropriate, to do so.

(c)	This Agreement constitutes a valid, legal and binding obligation of the Vendor enforceable in accordance with its terms by appropriate legal remedy.

(d)	The entry into and performance of this Agreement, or any transaction or document required by the terms of this Agreement to be entered into, by the Vendor does not and will not:

(i)	result in a breach or constitute a default under any agreement to which the Vendor or other relevant Vendor Group Member is party;

(ii)	result in a breach of any provision of the constitution of the Vendor or other relevant Vendor Group Member; or

(iii)
result in a breach of any order, judgement or decree of any court or governmental agency to which the Vendor or other relevant Vendor Group Member is a party or by which the Vendor or other relevant Vendor Group Member is bound.

(e)	No:

(i)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Vendor or other relevant Vendor Group Member;

(ii)
receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of the Vendor or other relevant Vendor Group Member; or

(iii)	mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which the Vendor or other relevant Vendor Group Member is the mortgagor or chargor.

(f)	Neither the Vendor nor any other relevant Vendor Group Member:

(i)	is insolvent within the meaning of the Corporations Act;

(ii)	has stopped paying its debts as and when they fall due; or

(iii)	is subject to voluntary administration under Part 5.3A of the Corporations Act.

2.	Assets

(a)	A Vendor Group Member is the legal and beneficial owner of each of the Assets and no person other than the Vendor has any right, title or interest in the Assets.

(b)	A Vendor Group Member is the registered owner of each of the Business Names.

(c)	There are no Encumbrances over any of the Assets.

(d)
The Assets, together with the Shared Contracts, the Head Office Contracts, the assets included in paragraph (e) of the definition of Excluded Assets, cash and those services to be provided by the Vendor pursuant to the Shared Services Agreement when taken as a whole, comprise all the material assets used by any Vendor Group Member in the Business and which are necessary for the proper and efficient operation of the Business in the manner which it has been operated by the Vendor Group in the 12 months immediately preceding the date of this Agreement.

(e)	The Assets are in the possession or control of a Vendor Group Member.

3.	Last Accounts

(a)	The Last Accounts are true and accurate in all material respects for the purpose for which they were prepared.

(b)	There has not since the Last Accounts Balance Date been:

(i)	any material adverse change to the financial condition of the Business from that shown in the Last Accounts; or

(ii)	any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of the Business.

(c)	There has not arisen since the Last Accounts Balance Date any item, transaction or event of a material or unusual nature likely to affect substantially the Business.

(d)
Since the Last Accounts Balance Date the Vendor has carried on the Business in the ordinary course, no asset has been acquired or disposed of except in the ordinary course of business, no liability has been incurred except in the ordinary course of business, and no contingent liability has been incurred by the Vendor relating to the Business except in the ordinary course of business.

4.	Conduct of Business

(a)
A Vendor Group Member holds all statutory licences, consents, authorisations and permits which are material for the proper carrying on of the Business and use of the Premises and they are each valid and subsisting. There is no fact, matter or circumstance of which the Vendor is aware that would be likely to prejudice the continuance or renewal of those licences, consents, authorisations or permits.

(b)	Neither the Group nor the Vendor Group has received any notice that any such statutory permit or licence referred to in paragraph (a) will be revoked, suspended, modified or will not be renewed.

(c)	As far as the Vendor is aware, nothing has at any time been done or omitted to be done in respect of the Business or the Assets the doing or omission of which is in contravention of any law (including any trade practices, fair trading or consumer protection law) which is likely to give rise to any materially adverse consequences to the Business.

(d)
As far as the Vendor is aware, as at the date of this Agreement, there are no outstanding notices issued by any competent statutory authority affecting or relating to or which may affect or relate to the Business or any of the Assets which is likely to give rise to any materially adverse consequences to the Business.

5.	Commitments and Contracts

(a)	There are no existing material contracts for the purchase by the Vendor of any Stock other than those already made in the ordinary course of the Business.

(b)	Other than contracts expressly referred to in this Agreement no Business Contract is outside the ordinary course of the Business.

(c)	As far as the Vendor is aware, all Material Customer Contracts:

(i)	have not been terminated and are not the subject of any notice of termination; and

(ii)	are disclosed in the Disclosure Material or listed in Schedule 5.

(d)
There are no material Business Contracts in respect of which any Vendor Group Member or any other party is in material breach or default or, but for the requirements of notice or lapse of time or both, would be in breach or default nor has any Vendor Group Member waived any material breach or default by any other party under any material Business Contract.

(e)
No offer, tender, quotation or the like given or made by the Vendor Group in relation to the Business is capable of giving rise to a contract merely by any unilateral act of a third party, other than in the ordinary course of business.

(f)
There are no Material Customer Contracts to which any Vendor Group Member is a party under the terms of which any other party will by reason of any change in the legal or beneficial ownership of the Assets be entitled to:

(i)	terminate such agreement or arrangement earlier than it would but for such change have been liable to be terminated; or

(ii)	require the adoption of terms less favourable to the Vendor than those subsisting in the absence of the change.

(g)	All Taxes payable on, or in respect of all Business Contracts and Leases, to the extent that a Vendor Group Member is legally required to pay such Taxes, have been duly paid.

6.	Superannuation and staff

(a)
As far as the Vendor is aware, the Vendor has materially complied, and until the Completion Date will continue to materially comply, with all of its Superannuation Commitments in relation to the Employees.

(b)
Unless required by legislation to do so, the Vendor will not increase its Superannuation Commitments in relation to the Employees between the date of this Agreement and the Completion Date without the written consent of the Purchaser.

(c)
The Vendor has disclosed to the Purchaser in writing prior to the date of this Agreement full and correct details of the start date, location, total employment cost, annual leave entitlement, long service leave entitlement, sick leave entitlement and superannuation arrangements as at 17 October 2002 of all Employees whose total employment cost exceeds $100,000 per annum.

(d)	The Vendor has disclosed to the Purchaser any obligations to provide redundancy or retirement entitlements or benefits under the Vendor’s Superannuation Funds.

(e)	There are no awards, enterprise agreements or other instruments made or approved under any law which apply to the Employees or Independent Contractors.

7.	Litigation

(a)
No Vendor Group Member is not engaged in any material prosecution, litigation, mediation or arbitration proceedings relating to the Business (including the Assets) and there are no such proceedings threatened in any verbal or written communication given or received by it and, as far as the Vendor is aware, there are no such proceedings otherwise threatened or pending.

(b)
As far as the Vendor is aware, there are no disputes or circumstances which are reasonably likely to give rise to any material prosecution, litigation, mediation or arbitration proceedings referred to in paragraph 7(a).

8.	Intellectual property

(a)	As far as the Vendor is aware, all Intellectual Property Rights are:

(i)	legally and beneficially vested in or licensed by a Vendor Group Member;

(ii)	not presently being infringed; and

(iii)	not subject to any licence, authority or Encumbrance in favour of any third party.

(b)
The Vendor Group Member is not aware of any facts or circumstances that would render any of the Intellectual Property Rights that are registered liable to cancellation or that would cause registration not to be renewed.

(c)
No Vendor Group Member is currently involved in any material dispute with any third party in relation to the Intellectual Property Rights and there are no existing challenges to the ownership of any of the Intellectual Property Rights.

(d)	As far as the Vendor is aware, the use by any Vendor Group Member of the Intellectual Property Rights in the conduct of the Business does not infringe the rights of any third party.

(e)
The relevant Vendor Group Member has taken or caused to be taken all reasonable and necessary steps to protect and defend the Intellectual Property Rights, and no Vendor Group Member will, prior to Completion, disclose any of the know-how, financial or trade secrets or other confidential information which forms part of the Intellectual Property Rights to any person other than:

(i)	the Purchaser or its Representatives; and/or

(ii)
the directors, employees and agents of, and/or advisers to, a Vendor Group Member either in the ordinary course of business or for any purpose related to or connected with this Agreement or the transactions contemplated by this Agreement; and/or

(iii)	any other person under an obligation of confidence where such disclosure is necessary in order to conduct the Business in the ordinary course.

9.	Premises

(a)	Schedule 8 accurately describes all the premises owned, leased or occupied by the Vendor for the purposes of the Business.

(b)	A Vendor Group Member is the registered proprietor of the Freehold Premises.

(c)	The registered proprietors of the Freehold Premises have not has not received notice from any third party in respect of any of the Freehold Premises:

(i)	in respect of the compulsory acquisition or resumption of any part of any of the Freehold Premises; or

(ii)	asserting that the current use of any of the premises breaches the requirements of any relevant planning scheme,

(iii)	which would be likely to have a material and adverse effect on the current use of the Freehold Premises in the Business.

(d)	At Completion and except as indicated in the documents of title, none of the Freehold Premises is:

(i)	affected by any rights of adverse possession, easements or rights of way; or

(ii)	affected by any leases, licences or Encumbrances other than Permitted

(iii)	Encumbrances,

which would be likely to have a material and adverse effect on the current use of the Freehold Premises in the Business.

(e)
No notice has been issued by a competent authority or proceeding instituted in a Court pursuant to any statute whereby the interest of any registered proprietor in the Freehold Premises may be rendered liable to forfeiture to the Crown.

(f)
No Vendor Group Member has received a notice of a material default in respect of any material Premises which are the subject of a Lease and which remains outstanding and there is no circumstance which would lead to a notice of that type being received.

(g)	The Vendor has not given or received a notice of termination or intended termination of any or all of the Leases.

(h)	There are no current material disputes relating to any of the Premises which are the subject of the Leases.

(i)	As far as the Vendor is aware, there is no existing sublease, sublicense or other third party right or interest in relation to any of the Premises which are the subject of the Leases.

(j)
The relevant Vendor Group Members have exclusive occupation and right of quiet enjoyment of each of the Premises and none of the Premises is subject to any sub-lease, tenancy or right of occupation by any person other than a Vendor Group Member.

(k)	The Disclosure Material contains full and correct details of all commitments (whether legally binding or otherwise) of the Vendor Group to take leases of premises exclusively relating to the Business.

(l)
Each relevant Vendor Group Member in relation to the Business have exclusive occupation and right of quiet enjoyment of each of the Premises and none of the Premises is subject to any sub-lease, tenancy or right of occupation by any person other than a Vendor Group Member.

10.	Environment

(a)
As at the date of this Agreement, all Environmental Permits necessary for the conduct and operation of the Business as presently conducted on and from the Premises have been obtained, are in force and effect and are being complied with in all material respects.

(b)
There are no notices, orders or directions issued by any Governmental Authority against the Vendor, alleging breach of Environmental Law or requiring Remediation to be carried out, at any of the Premises, and there are no Third Party Environmental Claims, which have not been satisfied in all material respects.

(c)
There have been no investigations conducted or other proceedings taken or threatened by any Governmental Authority or threatened in writing by any person in respect of any alleged breach or non-observance of any applicable Environmental Laws with respect to the Business.

(d)
No Remediation of Contamination is required by Environmental Law to be carried out at any of the Premises to enable their continuing use and operation for the purpose of the Business as presently conducted by the Vendor Group on and from the Premises.

11.	Records

[As far as the Vendor is aware], all accounts, books, ledgers, financial and other records of whatsoever kind of each Vendor Group Member relating to the Business and/or the Assets have been fully, properly and in all material respects, accurately maintained and contain due records of all matters required to be entered therein by any relevant legislation, are in the possession or under the control of the relevant Vendor Group Member and there has not been removed therefrom any material records or information.

12.	Disclosure Material

(a)
(All information true and accurate): Other than any budgets, estimates, statements of opinion, forecasts or other forward looking statement, the information contained in the Disclosure Material is true and accurate in all material respects as at the date it bears, taking into account the purpose for which it was prepared and the basis on which it was prepared.

(b)
(Responses not misleading): The written responses to requests for information made as part of the due diligence process undertaken by the Purchaser provided by or on behalf of the Vendor to the Purchaser or its advisers prior to the execution of this Agreement are not materially misleading or deceptive.

Schedule 10
Purchaser and Purchaser Guarantor’s Warranties

(a)
Each of the Purchaser and the Purchaser’s Guarantor has been duly incorporated and is validly existing with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)	The execution and completion of this Agreement will not breach any provision in the constituent documents of the Purchaser or the Purchaser’s Guarantor.

(c)
All resolutions, authorities and consents required to enable the Purchaser and the Purchaser’s Guarantor to enter into this Agreement have been passed or obtained and, subject thereto, this Agreement is therefore a fully valid and binding obligation enforceable against the Purchaser and the Purchaser’s Guarantor in accordance with its terms.

(d)
No receiver, receiver and manager or administrator of the undertaking of the Purchaser or the Purchaser’s Guarantor or of the whole or part of any of their assets have been appointed, nor has any judgment been obtained nor any execution or process of any Court or other authority been issued against or been levied or enforced on the Purchaser or the Purchaser’s Guarantor in respect of the whole or any part of its business or assets.

(e)
No petitions for the winding up of the Purchaser or the Purchaser’s Guarantor have been presented, and no orders have been made or effective resolutions passed for the winding up of the Purchaser or the Purchaser’s Guarantor, nor proceedings instituted, or a meeting or meetings called with a view to obtaining any such order or orders or to pass any such resolution or resolutions.

(f)
The execution, delivery and performance by the Purchaser and the Purchaser’s Guarantor of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

(g)
The entry into and performance of this agreement by the Purchaser and the Purchaser’s Guarantor does not constitute a breach of any obligation (including but not limited to any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Purchaser or the Purchaser’s Guarantor is bound.